Filed Pursuant to Rule 424 (b) 5

Registration Statement No. 333-85406

Prospectus Supplement

(To Prospectus dated April 12, 2002)

Visteon Corporation

$450,000,000

7.00% Notes due 2014

Interest payable March 10 and September 10

Issue price: 99.957%

The notes will mature on March 10, 2014. Interest will accrue from March 10, 2004. The first such payment will be on September 10, 2004. We will issue the notes only in denominations of $1,000 and integral multiples of $1,000. We may redeem the notes in whole or in part before maturity as described on page S-45.

See “Risk Factors” beginning on page S-13 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to	Underwriting	Proceeds to
	Public	Discounts	Visteon

Per Note	99.957%	1.35%	98.607%

Total	$449,806,500	$6,075,000	$443,731,500

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about March 10, 2004.

Joint Book-Running Managers

JPMorgan	Citigroup

Senior Co-Managers

Deutsche Bank Securities	UBS Investment Bank	Credit Suisse First Boston

Co-Managers

Morgan Stanley	BNP PARIBAS	Lazard	HSBC	Comerica Securities

Scotia Capital	Banc One Capital Markets, Inc.	BNY Capital Markets, Inc.

March 3, 2004

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in the affairs of Visteon Corporation since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

      This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in either this prospectus supplement or the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement or the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus. Capitalized terms used in this prospectus supplement but not defined herein have the meanings ascribed to them in the accompanying prospectus.

      It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Where You Can Find Additional Information” in this prospectus supplement.

      Each reference in this prospectus supplement to “Visteon,” “we,” “our” or “us” means Visteon Corporation and its consolidated subsidiaries, unless the context requires otherwise.

      Visteon® is a registered trademark of Visteon Corporation. Ford® is a registered trademark owned by Ford Motor Company. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement belongs to its holder.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek” and “estimate” signify forward-looking statements. Visteon’s forward-looking statements are not guarantees of future results and conditions. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in Visteon’s forward-looking statements include, but are not limited to, those set forth under “Risk Factors” and the following:

•	Visteon’s dependence on Ford.

•	Visteon’s ability to satisfy its pension and other post-employment benefit obligations, and to retire outstanding debt and satisfy other contractual commitments, all at the levels and times planned by management.

•	Changes in vehicle production volume in markets where we operate, and in particular changes in Ford’s North American vehicle production volume.

•	Changes in the operations (including products, product planning and part sourcing), financial condition, results of operations or market share of Visteon’s customers, particularly its largest customer, Ford, which is undergoing a comprehensive “revitalization plan.”

•	Visteon’s ability to increase sales to customers other than Ford and to maintain current business with, and to provide competitive quotes and win future business from, Ford.

•	Visteon’s ability to generate cost savings to offset or exceed agreed upon price reductions or price reductions to win additional business and, in general, to maintain and improve its operating performance; to recover engineering and tooling costs; to streamline and focus its product portfolio; to sustain technological competitiveness; to compete favorably with automotive parts suppliers with lower cost structures and greater ability to rationalize operations; to achieve the benefits of its restructuring activities; and to exit non-performing businesses on satisfactory terms, particularly due to limited flexibility under existing labor agreements.

•	Visteon’s ability to satisfy its future capital and liquidity requirements; Visteon’s ability to access the credit and capital markets, which depends in large part on Visteon’s credit ratings (which have declined in the past and could decline further in the future); and Visteon’s ability to comply with financial covenants applicable to it.

•	Visteon’s ability to recover its remaining net deferred tax asset through reductions in its tax liabilities in future periods.

•	Visteon’s ability to reduce its cost structure by, among other things, negotiating a supplement to a new Visteon-UAW collective bargaining agreement that would provide for lower wages and less-expensive benefits for future Visteon hourly workers that are more in line with what competitors pay.

•	Restrictions in labor contracts with unions, and with the UAW in particular, that significantly restrict Visteon’s ability to close plants, divest unprofitable, noncompetitive businesses, change local work rules and practices at a number of facilities and implement cost-saving measures.

•	Significant changes in the competitive environment in the major markets where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.

•	Visteon’s ability to realize sales and profits from its book of business.

•	Legal and administrative proceedings, investigations and claims, including product liability, warranty, environmental and safety claims, and any recalls of products manufactured or sold by Visteon.

•	Changes in economic conditions, currency exchange rates, changes in foreign laws, regulations or trade policies or political stability in foreign countries where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.

•	Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where Visteon purchases materials, components or supplies to manufacture its products or where its products are manufactured, distributed or sold.

•	Changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of Visteon’s products or assets.

•	Possible terrorist attacks or acts of war, which could exacerbate other risks such as slowed vehicle production, interruptions in the transportation system, or fuel prices and supply.

•	The cyclical and seasonal nature of the automotive industry.

•	Conflicts of interest in negotiating with Ford due to the relationships of Visteon’s executives with Ford and Ford executives and their ownership of Ford securities.

•	Visteon’s ability to comply with environmental, safety and other regulations applicable to it and any increase in the requirements, responsibilities and associated expenses and expenditures of these regulations.

•	Visteon’s ability to protect its intellectual property rights, and to respond to changes in technology and technological risks and to claims by others that Visteon infringes their intellectual property rights.

•	Delays in completing Visteon’s transition to an information technology environment that is separate from Ford’s environment and to a new facility for the majority of its central executive, administrative and engineering functions.

•	Other factors, risks and uncertainties detailed from time to time in Visteon’s Securities and Exchange Commission filings.

      These risks and uncertainties are not the only ones facing our company. Additional risks and uncertainties not presently known to Visteon or currently believed to be immaterial also may adversely affect Visteon. Any risks and uncertainties that develop into actual events could have material adverse effects on Visteon’s business, financial condition and results of operations. For these reasons, do not place undue reliance on our forward-looking statements. Visteon does not intend or assume any obligation to update any of these forward-looking statements.

SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein.

Visteon Corporation

Overview

      Visteon Corporation is a leading global supplier of automotive systems, modules and components to global vehicle manufacturers and the automotive aftermarket. Headquartered in Dearborn, Michigan, we have global capabilities, with regional headquarters in Kerpen, Germany; Shanghai, China; and São Paulo, Brazil. We have a workforce of approximately 72,000 and a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

      We operate in two business segments: Automotive Operations and Glass Operations.

      Automotive Operations. We are a leading global supplier of automotive systems, modules and components in the following product areas: climate control, interior, exterior, powertrain, chassis and electronics. Our products are featured on vehicles built by many leading automotive manufacturers, including Ford Motor Company, General Motors, Toyota, DaimlerChrysler, Volkswagen, Honda, Renault, Nissan, Hyundai, Peugeot, Mazda and BMW. The Automotive Operations segment accounted for 97% of our 2003 total sales.

      Glass Operations. Our Glass Operations segment designs, produces and distributes automotive glass products for Ford and aftermarket customers, and float glass for commercial architectural and automotive applications. The Glass Operations segment accounted for 3% of our 2003 total sales.

      We were incorporated in Delaware in January 2000 as a wholly-owned subsidiary of Ford. Ford subsequently transferred to us the assets and liabilities comprising its automotive components and systems business. We separated from Ford on June 28, 2000 when all of our common stock was distributed by Ford to its shareholders.

      Our principal executive offices are located at 17000 Rotunda Drive, Dearborn, Michigan 48120, where our telephone number is (800) 847-8366.

Products

      When working with a customer, our goal is to understand the design intent and brand image for each vehicle and leverage our extensive experience and innovative technology to deliver products that enable the customer to differentiate the vehicle. We support our products with a full-range of styling, design, testing and manufacturing capabilities, including just-in-time and in-sequence delivery.

      The following discussion describes our major product groups within our Automotive Operations segment.

      Chassis Products & Systems. We design and manufacture a wide array of chassis-related products, from driveline systems for popular all-wheel drive vehicles to steering and suspension systems.

      Interior Products & Systems. We are one of the leading global suppliers of cockpit systems, instrument panels, door modules and interior trim and console modules.

      Climate Control Products & Systems. We are one of the leading global suppliers of components, modules, and systems that provide automotive heating, ventilation and air conditioning, and powertrain cooling.

      Powertrain Products & Systems. We offer innovative designs in engine management, fuel storage and delivery, and electrical conversion systems, which are designed to provide the automotive customer with solutions that enhance powertrain performance, fuel economy and emissions control.

      Electronic Products & Systems. We are one of the leading global suppliers of high-tech in-vehicle entertainment, driver information, wireless communication, safety and security electronics.

      Exterior Products & Systems. We provide exterior packages that deliver high quality and functionality to the automotive customer.

Customers

      We sell our products primarily to global vehicle manufacturers. In addition, we sell products for use as aftermarket and service parts to automotive original equipment manufacturers and others for resale through their own independent distribution networks.

Vehicle Manufacturers

      We sell to all of the world’s largest vehicle manufacturers including Ford, General Motors, Toyota, DaimlerChrysler, Honda, Volkswagen, Renault, Nissan, Hyundai, Peugeot, Mazda and BMW. Ford is our largest customer, and our sales to Ford accounted for about 76% of our 2003 total sales. Our top five customers other than Ford accounted for approximately 10% of our total 2003 sales, which includes certain sales to Mazda Motor Corporation, of which Ford owns a 33.4% equity interest.

      Price reductions are typically negotiated on an annual basis between suppliers and vehicle manufacturers. Such reductions are intended to take into account expected annual reductions in the overall cost to the supplier of providing products and services to the customer, through such factors as overall increases in manufacturing productivity, material cost reductions, and design-related cost improvements. We have agreed to provide specific average productivity price reductions to our largest customer, Ford, for North American sales through 2007. We have an aggressive cost reduction program that focuses on reducing our total costs, which are intended to offset these customer price reductions, but there can be no assurance that such cost reduction efforts will be sufficient to do so.

Aftermarket

      We sell products to the worldwide aftermarket as replacement parts or as customized products, such as body appearance packages and in-car entertainment systems, for current production and older vehicles. In 2003, our aftermarket sales were $992 million, representing 6% of our total sales. We currently sell 58% of these products to the independent aftermarket and 42% to Ford’s Automotive Consumer Service Group, the principal aftermarket sales organization of Ford. In 2003, aftermarket sales of our glass products were $155 million, representing 1% of our total sales and 16% of our total aftermarket sales.

Workforce

      Visteon’s workforce as of December 31, 2003 included approximately 72,000 persons, of which approximately 17,100 were salaried employees and 54,900 were hourly workers.

      Of the hourly workforce, approximately 19,800 are Ford employees covered under the Ford-UAW master collective bargaining agreement. Pursuant to an hourly employee assignment agreement, as amended and restated, between Visteon and Ford, Ford has indefinitely assigned these Ford-UAW workers to work at Visteon facilities, and Visteon has agreed to reimburse Ford for the wage, benefit and other costs incurred by Ford related to these workers. Further, effective as of December 22, 2003, approximately 600 hourly employees of Visteon who worked in UAW-represented facilities of Visteon at the effective date but were covered by a separate collective bargaining agreement between the UAW and Visteon have been converted to Ford-UAW employees and designated as Visteon-assigned workers under the hourly employee assignment agreement. In addition, as part of the current Ford-UAW master collective bargaining agreement, Ford has agreed to offer transfers to Ford-UAW workers assigned to Visteon facilities to positions at Ford facilities as they become available and to prohibit the transfer of Ford-UAW workers to positions at Visteon facilities. The present Ford-UAW master collective bargaining agreement expires in September 2007. Although we have the right to participate in future negotiations as well as the planning and strategy development concerning the terms of, and issues arising under, the current and future Ford-UAW collective bargaining agreements, Ford reserves the right to handle such matters if a joint course of action cannot be agreed upon.

      Visteon, Ford and the UAW have also entered into a memorandum of understanding, which provides, among other things, that Visteon and the UAW will enter into a new collective bargaining agreement covering employees hired by Visteon at its UAW-represented facilities in the future and that the parties will enter into discussions for the purpose of negotiating a supplement to such new Visteon-UAW collective bargaining agreement that provides for competitive wage and benefit levels for such future hires. We expect to conclude negotiations of this supplement during the first quarter of 2004; however, we cannot anticipate at this time the expected impact that this new arrangement may have on our results of operations or financial condition. Further, in the event the parties are unable to agree to the terms of the supplement, the Visteon-UAW collective bargaining agreement will mirror the Ford-UAW collective bargaining agreement.

      In Europe, all Ford employees (both hourly and salaried) working in Visteon facilities at the time of the spin-off became Visteon employees. In the spin-off agreement with the employee representatives, it was agreed that, during their employment and retirement, Visteon would provide these employees with wages, benefits and other terms of employment that closely reflect those provided by Ford to its employees in the respective countries. The majority of our European employees are members of industrial trade unions and confederations within their respective countries. Many of these organizations operate under collective contracts that are not specific to any one employer. Visteon’s national agreement with the British trade unions will expire in November 2004. Visteon’s collective agreement with the German trade unions expired on December 31, 2003; negotiations for a new agreement are continuing.

      We constantly work to establish and maintain positive, cooperative relations with our unions around the world and we believe that our relationships with unionized employees to be satisfactory. There have been no significant work stoppages in the past three years.

Key Industry Trends And Visteon’s Positioning

      Automotive Parts Industry. The automotive parts industry provides systems, modules and components to vehicle manufacturers for the manufacture of new vehicles, as well as to the aftermarket for use as replacement and enhancement parts. Historically, large vehicle manufacturers operated internal divisions to provide a wide range of component parts for their vehicles. More recently, vehicle manufacturers have moved toward a competitive sourcing process for automotive parts, including increased purchases from independent suppliers, as they seek lower-priced and/or higher-technology products. Demand for aftermarket products tends to increase when vehicle owners retain their vehicles longer, as these vehicles generally have a greater need for repairs.

      Industry Trends. The following key trends have been affecting the automotive parts industry over the past several years:

•	Demand for Safety-related and Environmentally-friendly Products. Consumers are increasingly interested in products and technologies that make them feel safer and more secure. Vehicle manufacturers and many governmental regulators are requiring more safety-related and environmentally-friendly products. This demand, coupled with advances in technology, have led to a number of new product opportunities for Visteon’s strong innovation capabilities, such as advanced front lighting systems, driver-information technologies, emissions controls, improved fuel economy and recyclable materials. In addition, Visteon can support the technology needs of advanced systems, such as environmentally-focused power systems, which could revolutionize the automotive industry.

•	Increasing Electronics Integration and Technological Content. Electronics integration, which typically involves replacing bulky mechanical components with electronic ones and/or adding new electrical functions to the vehicle, allows vehicle manufacturers improved control over vehicle weight, costs and functionality. Integrated electronic solutions help auto manufacturers improve fuel economy through weight reduction and reduce emissions through improved air and engine control systems. In addition, Visteon is combining its leadership position in automotive supply with leaders in non-

automotive electronics to offer vehicle manufacturers integrated technologies that meet key consumer and regulatory needs.

•	Globalization of Suppliers. To serve multiple markets more efficiently, vehicle manufacturers are assembling vehicle platforms globally. With this globalization, vehicle manufacturers are increasingly interested in global suppliers that can better serve multiple markets, address local consumer preferences, control design costs and minimize import tariffs in local markets. Visteon’s presence in more than 200 facilities, in 25 countries, on six continents positions it to meet this need.

•	Ongoing Industry Consolidation. The worldwide automotive parts industry is consolidating as suppliers seek to achieve operating synergies through business combinations. Suppliers are shifting production to locations with more flexible work rules and practices, acquiring complementary technologies, building stronger customer relationships, and following their customers as they expand globally. Visteon’s ability to provide vehicle manufacturers with single-point sourcing of integrated systems and modules on a global basis has improved its ability to respond to this consolidation.

•	Design of Several Model Derivatives Off of a Single Vehicle Platform. Vehicle manufacturers are designing and producing several vehicle models off of a single vehicle platform. With this method, vehicle manufacturers will vary the design of some components to create the different vehicle models and standardize other components across the platform, helping to reduce the overall cost of design and manufacture of each model. Suppliers such as Visteon, with its broad product line of innovative new systems, are well positioned to assist vehicle manufacturers in differentiating their vehicle models.

•	Increased Competitive Intensity and Market Pressures on Vehicle Manufacturers. Because vehicle manufacturers are under increasing pressure to adjust to changing consumer preferences and to incorporate technological advances, they are shortening product development times. These shorter development times allow vehicle manufacturers to effectively introduce vehicles and features that match prevailing consumer preferences. To simplify the vehicle design and assembly processes and reduce their costs, vehicle manufacturers are experimenting with opportunities for their suppliers to provide fully engineered, pre-assembled systems rather than individual components. By offering sophisticated systems and modules rather than individual components, automotive suppliers such as Visteon are well positioned to capture value from the design, engineering, research and development, and assembly functions vehicle manufacturers are increasingly looking to outsource.

Arrangements With Ford and its Affiliates

      In connection with Visteon’s separation from Ford in 2000, Visteon and Ford entered into a series of agreements outlining the terms of the separation and the relationship between Visteon and Ford on an ongoing basis. In December 2003, Visteon and Ford entered into a series of agreements that modify or replace several of the agreements referred to above. The following summary of certain of these agreements is qualified in all respects by the actual terms of the respective agreements.

      Master Transfer Agreement. The master transfer agreement, effective as of April 1, 2000, and other related agreements, provided for Ford to transfer to Visteon and/or its subsidiaries, all assets used exclusively by Visteon, including but not limited to real property interests, personal property and ownership interests in subsidiaries and joint ventures. In addition, Visteon and Ford agreed to a division of liabilities relating to the assets contributed and the Visteon business, including liabilities related to product liability, warranty, recall, environmental, intellectual property claims and other general litigation claims. Specifically, Visteon and Ford agreed on a division of responsibility for product liability, warranty and recall matters as follows: (a) Ford will retain liability for all product liability, warranty or recall claims that involve parts made or sold by Visteon for 1996 or earlier model year Ford vehicles; (b) Visteon is liable for all product liability, warranty or recall claims that involve parts made or sold by Visteon for 1997 or later model year Ford vehicles in accordance with Ford’s global standard purchase order terms as applied to other Tier 1 suppliers; and (c) Visteon has assumed all responsibility for product liability, warranty or recall claims relating to parts made or sold by Visteon to any non-Ford customers. Also, Visteon and Ford agreed on a division of responsibility for liabilities associated with claims that Visteon’s products infringe or otherwise violate the intellectual property interests of others as follows: (a) Ford will retain liability for such claims related to Visteon’s products sold or supplied to Ford or its subsidiaries on or prior to July 31, 1999; (b) Visteon has assumed liability for such claims related to Visteon’s products sold or supplied to Ford or its subsidiaries after July 31, 1999 to the same extent as other Tier 1 suppliers would be liable if they had supplied such parts, components or systems to Ford; and (c) Visteon has assumed liability for such claims related to Visteon’s products sold to third parties at any time. With respect to environmental matters, please see “Business — Environmental Matters” below.

      Master Separation Agreement. Ford has provided a number of transitional services to Visteon pursuant to the master separation agreement and related arrangements, including information technology, human resources, accounting, customs, product development technology and real estate services. Visteon agreed to pay Ford amounts which reflected its fully accounted cost for these services, including a reasonable allocation of internal overhead costs, as well as any direct costs incurred from outside suppliers. Except for certain information technology services, Ford’s obligation to provide these services pursuant to the master separation agreement expired in June 2002. Visteon and Ford have subsequently entered into new arrangements covering some of these services. Please see Note 11, “Arrangements with Ford and its Affiliates,” of our consolidated financial statements, which are incorporated by reference herein, for information regarding the amounts that have been assessed for services rendered by Ford under the master separation agreement. During 2003, Visteon began the process of creating a separate IT environment, including the separation of certain of Ford’s IT systems that had been utilized by Visteon. During December 2003, Visteon and Ford agreed on matters designed to facilitate the separation process, including Ford’s agreement to provide certain limited information technology support services and Ford’s agreement to share a portion of the cost associated with the separation process. The parties have agreed also to the mutual release of claims related to IT activities since their separation.

      Hourly Employee Assignment Agreement. The hourly employee assignment agreement, as amended and restated as of December 19, 2003, sets forth a number of rights and obligations with respect to the United States hourly employees of Ford who are covered by Ford-UAW master collective bargaining agreements and are assigned to work for Visteon. Under this agreement, Visteon exercises day-to-day supervision over the covered individuals and reimburses Ford for the wage, benefit and other costs incurred by Ford related to these individuals. This includes amounts for profit sharing based on Ford’s profits, which is capped at $2,040 per worker. This cap excludes amounts that may be payable on account of employer payroll taxes or the portion of any profit sharing payment that may be attributable to Visteon’s profits. About $4 million of profit sharing expense was recognized in each of 2003 and 2002, and no profit sharing expense was recognized in 2001. For further information, see “Business — Workforce” set forth below.

      The hourly employee assignment agreement also provides that at December 31, 2003 Visteon’s obligation to reimburse Ford for the Other Post Employment Benefits (“OPEB”) Statement of Financial Accounting Standards No. 106 (“SFAS 106”) liability (the “OPEB Liability”) related to pre-separation service of Ford hourly employees assigned to work at Visteon has been significantly reduced, and that the time period for funding Visteon’s post-separation OPEB Liability to Ford for hourly employees assigned to work at Visteon be extended from 2020 to December 31, 2049. Visteon has agreed to transfer assets and obligations relating to the pensions and other benefits for those hourly employees of Visteon who become hourly employees of Ford as of December 22, 2003. See “Business — Workforce” set forth below. Finally, the agreement provides for an agreed upon method for the transfer of benefit obligations for Visteon-assigned Ford-UAW hourly employees who return to Ford after service at Visteon. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pension and Postretirement Benefits” set forth below.

      Purchase and Supply Agreement. During the fourth quarter 2003, Visteon and Ford terminated the purchase and supply agreement and related pricing letter agreement that were entered into at or around the time of the separation and entered into a new purchase and supply agreement, dated as of December 19, 2003. This agreement governs general commercial matters relating to the supply of components in North America by Visteon to Ford, primarily relating to sourcing and pricing obligations.

      Pursuant to this purchase and supply agreement, Visteon and Ford have agreed to continue to honor the terms and conditions of all existing agreements regarding the purchase and sale of currently sourced components. In addition, Ford has agreed to include Visteon on its list of suppliers receiving requests for quotations, design competitions and advanced technology development activities with respect to the sourcing of new business unless “good cause” or “other good business reasons” (each as defined in the agreement) exists to exclude Visteon. If Visteon is excluded from the list of suppliers receiving a request for quote for certain replacement new business because of other good business reasons, then Ford will compensate Visteon on account of such exclusion based on lost profits due to the discontinued sourcing of such components, as calculated in accordance with terms of the agreement. Where Visteon has been asked to quote on new business, consistent with commitments made to the UAW and Visteon to “look to Visteon first,” such new business will be awarded to Visteon if Visteon’s quote is “competitive” (as defined in the agreement). Also, as a condition to sourcing Visteon with respect to most new components, Visteon must develop a competitive gap closure plan that identifies opportunities to reduce prices on the same or similar components currently sourced to Visteon to competitive levels, which plans are not intended to reduce Visteon’s margins. Otherwise, Ford will treat Visteon in the same manner as it treats its other Tier 1 suppliers with respect to Ford’s general sourcing policies and practices relating to new business, including new purchasing and sourcing initiatives.

      Ford may terminate or not renew its purchase obligations relating to a given component (each, a “Purchase Order”) in accordance with the terms of such Purchase Order, on account of “excusable delay” (as defined in the agreement), program cancellation, for good cause or for other good business reasons. If a Purchase Order is terminated or not renewed for good cause, then there will be no adjustment to the productivity price down percentages. If during the term of any Purchase Order, Ford elects to terminate or not renew a Purchase Order for other good business reasons, then Ford will compensate Visteon based on lost profits due to the discontinued sourcing of such components, as calculated in accordance with terms of the agreement. If during the term of any Purchase Order, Ford elects to terminate or not renew a Purchase Order because of program cancellation or excusable delay, then the terms of the applicable Purchase Order will govern the right to notification, remediation and compensation, if any.

      Furthermore, Visteon has agreed to pay Ford $150 million in lieu of additional productivity price reductions on components supplied by Visteon in North America during 2003, which amount is to be paid in three equal installments commencing no later than December 31, 2003 and ending on or before March 1, 2004. Visteon also will provide specified productivity price reductions for all components supplied to Ford beginning January 1, 2004 and on each January 1 thereafter through 2007. Visteon and Ford have also agreed to negotiate in good faith price changes on supplied components resulting from design changes to such components.

      During the period from January 1, 2004 through December 31, 2007, Ford has agreed to pay to Visteon an amount based on the cost differential between wages paid to Ford-UAW workers, at efficient manning levels, and workers at Tier 1 suppliers, with respect to new business sourced to Visteon at plants covered by the Ford-UAW master collective bargaining agreement. Through December 31, 2007, Ford agrees to reimburse Visteon for wages relating to Ford-UAW workers assigned to Visteon who are placed in Guaranteed Employment Number (GEN) program, as set forth in the Ford-UAW master collective bargaining agreement, as a result of Ford’s decision to exclude Visteon from the list of suppliers receiving a request for quote on new business or terminate or not renew a Purchase Order because of other good business reasons.

      Finally, Ford has agreed to reimburse Visteon for up to one-half of any capital investment spending on production facilities and equipment made by Visteon during the period from January 1, 2004 through December 31, 2007 to the extent related to the production of certain uncompetitive commodities for Ford. Because this reimbursement is calculated on the basis that the capital investment will be amortized over a period of seven years utilizing the production volumes of the applicable components, Visteon may not be reimbursed the full amount in the event that the sourcing program were cancelled or modified by Ford during such period. Ford has also agreed to accelerate the payment terms for certain payables to Visteon through 2006.

      2003 Relationship Agreement. Visteon and Ford also entered into a 2003 relationship agreement, dated as of December 19, 2003, which provides, among other things, for the establishment of a joint governance council. The governance council is intended to provide a forum in which senior members of the Ford and Visteon leadership teams can monitor the Ford-Visteon relationship on a global basis. Visteon and Ford also agreed to resolve certain outstanding commercial matters between the parties.

Recent Developments

      On March 1, 2004, we commenced an offer to purchase $250 million of our outstanding 7.95% notes due 2005. The tender offer will expire at 5:00 p.m., New York City time, on April 2, 2004, unless extended or earlier terminated by us. We intend to use a portion of the net proceeds from this note offering to purchase notes tendered pursuant to the tender offer and to pay premiums, fees and expenses of the tender offer. Remaining proceeds will be used for working capital and other general corporate purposes.

The Offering

      The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” sections of this prospectus supplement and the accompanying prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Visteon Corporation.

Securities Offered	$450,000,000 initial principal amount of 7.00% notes due 2014.

Maturity	March 10, 2014.

Interest Rate	7.00% per year.

Interest Payment Dates	March 10 and September 10, beginning on September 10, 2004. Interest will accrue from the issue date of the notes.

Ranking	The notes will be our senior unsecured obligations and will rank equally with our existing and future unsecured senior debt and senior to any future subordinated debt.

Redemption	We may redeem the notes in whole or in part prior to maturity as described on page S-45.

Use of Proceeds	We intend to use the net proceeds from this offering to repurchase a portion of our existing 7.95% notes due 2005, to pay fees and expenses related to the tender offer and for working capital and other general corporate purposes.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of risks you should consider before investing in the notes.

Additional Notes	We may issue additional notes ranking pari passu with the notes and with the same interest rate, maturity and other factors as the notes

Events of Default	The events of default described in the accompanying prospectus apply to the notes. See “Description of Notes — Description of Senior Notes — Events of Default” in the accompanying prospectus.

Governing Law	The indenture is, and the notes will be, governed by the laws of the State of New York.

RISK FACTORS

      You should carefully consider each of the following risks and all of the other information included in this prospectus supplement and the accompanying prospectus and incorporated into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties, including those not presently known to us or that we currently believe to be immaterial, also may adversely affect us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

Risks Relating to the Notes and Our Indebtedness

We conduct a substantial portion of our operations through our subsidiaries and depend on cash flow from our subsidiaries to meet our obligations.

      The notes are the exclusive obligation of Visteon Corporation. Because a substantial portion of our operations are conducted through our subsidiaries, our cash flow, and therefore, our ability to service debt, including the notes, depends in part upon the earnings of our subsidiaries and the distribution of those earnings to us through loans or other payments of funds. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, including restrictions imposed by foreign governmental regulations, and will depend upon the earnings of those subsidiaries and other business considerations.

The notes will rank junior to the liabilities of our subsidiaries.

      The notes will be our senior unsecured obligations and will rank equal in right of payment to all our other existing and future senior unsecured indebtedness. Because the notes are obligations exclusively of Visteon Corporation, the notes will be effectively subordinated to any indebtedness and other liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amount due on the notes or to provide us with funds for our payment obligations. Our right to receive assets of any of our subsidiaries is as an equity holder of such subsidiaries upon their liquidation or reorganization, and therefore, the right of the holders of the notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinated to any mortgage or other liens on the assets of such subsidiary and would be subordinated to any indebtedness of such subsidiary senior to that held by us.

There is no established public trading market for the notes.

      The notes will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of notes may find it difficult or impossible to resell their notes. If a trading market were to develop, the notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition, the market for similar securities and general economic conditions. Certain underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so and may discontinue any market-making activity at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for the notes or the ability of holders of the notes to sell their notes at all or the price at which such holders may be able to sell their notes.

We may be unable to repay the notes at maturity.

      There is not a sinking fund with respect to the notes, and at maturity the entire outstanding principal amount of the notes will become due and payable. We cannot assure you that we will have sufficient funds or that we will be able to arrange for additional financing to repay the notes at maturity. Our failure to repay the notes upon maturity would constitute an event of default under the indenture and would cause a default under the terms of our credit facility and could cause a default under other agreements that we may enter into from time to time.

Risks Relating to Our Business

We are highly dependent on Ford. Our inability to provide competitive quotes for new business with Ford and further decreases in Ford’s vehicle production volume would adversely affect our results.

      We are highly dependent on Ford, our largest customer, which accounted for approximately 76% of our total sales in 2003, 80% of our total sales in 2002 and 82% of our total sales in 2001. Although we have begun to increase our non-Ford sales, Ford will continue to be our largest customer for the foreseeable future. On December 19, 2003, we entered into a purchase and supply agreement with Ford, providing, among other things, that Ford generally will include us on its list of suppliers for the sourcing of new business, and, to the extent that our quote is “competitive,” will award the business to us. We are experiencing intense competition by existing and prospective suppliers for Ford’s business, some of which have lower cost structures than ours. To the extent the quotes we provide Ford are not competitive, Ford will not be required to purchase products from us. The purchase and supply agreement with Ford further specifies the parties’ intention that we grow our business from non-Ford customers. Further, Ford is currently undergoing a revitalization plan, and it may restructure its operations in a way that would be adverse to our interests.

      As in the past, any change in Ford’s vehicle production volume, and in particular Ford’s North American production volume, will have a significant impact on our sales volume. Ford’s worldwide vehicle unit sales declined approximately 0.5% from 2001 to 2002 and declined approximately 3.6% from 2002 to 2003. Further, Ford’s North American vehicle unit sales declined approximately 8% from 2002 to 2003. These trends could continue, particularly as foreign-owned vehicle manufacturers strive to expand production and sales at the expense of domestic manufacturers.

Union labor arrangements embedded in our cost structure adversely affect our results and competitiveness.

      A majority of our hourly workforce is unionized, our largest single union being the UAW. As a result, we incur substantially higher wage costs than our average competitor whose employees are not covered by a master UAW contract. We currently are in discussions with the UAW for the purpose of negotiating a supplement to a new Visteon-UAW collective bargaining agreement that would provide for lower wages and less-expensive benefits for future Visteon hourly workers that are more in line with what our competitors pay. In the event the parties are unable to agree to the terms of the supplement, the Visteon-UAW collective bargaining agreement will mirror in all respects the Ford-UAW collective bargaining agreement. The supplement would only apply to new Visteon employees, and not to our existing hourly workforce, who will continue to be covered by the existing Ford- UAW collective bargaining agreement.

      Our labor contracts with unions, and with the UAW in particular, significantly restrict our ability to close plants and divest unprofitable, noncompetitive businesses. Our labor contracts further limit our ability to change local work rules and practices at a number of our facilities, limiting the cost-saving measures that we can implement. These restrictions and limitations have adverse effects on our results of operations and competitive position.

The structure of our industry, coupled with our dependence on Ford, disadvantage us in pricing our products and in realizing sales from our book of business.

      The vehicle manufacturers that are our actual and potential customers are dwarfed in number by the Tier 1 and Tier 2 suppliers that are our actual and potential competitors. This industry reality, coupled with our dependence on Ford, means that we are under substantial and continuing pressure from our customers to reduce the prices of our products. We are forced to reduce prices both in the initial bidding process and during the terms of our contractual arrangements. In addition, our ability to convert awarded business into sales cannot be assured. Practical considerations such as reliable, timely supply tend to drive sourcing decisions in the automotive industry to a greater extent than legal considerations. In certain circumstances, however, under our arrangements with Ford, Ford could stop buying products from us and could refuse to award future business to us without incurring any economic loss itself. Accordingly, undue emphasis should not be placed on our book of business at any time.

We have significant unfunded pension and OPEB obligations the funding of which may have adverse effects on our results of operations and our access to credit and capital.

      We have significant pension and other post-employment benefit (“OPEB”) obligations to our employees and retirees. Despite significant recent concessions negotiated with Ford, our pension and OPEB obligations were underfunded by approximately $3.4 billion at December 31, 2003, including OPEB obligations relating to Ford’s plans of $1.7 billion and other OPEB obligations of $0.8 billion. Our ability to satisfy these funding requirements will depend on our cash flow from operations and cash balances, our ability to access the credit and capital markets, our investment returns and the discount rate used to measure our obligations. In particular, changes in interest rates and the market values of securities held by the relevant benefit plans could materially (either positively or negatively) change the underfunding of these obligations and affect the levels of our pension and OPEB expenses and required contributions. Increased underfunding could materially increase our pension and OPEB expenses, thereby harming our results of operations, and inhibiting our access to credit and capital.

We may be unable to meet our future capital and liquidity requirements.

      A substantial amount of our cash flows from operations will be used to satisfy our unconditional purchase obligations, pension and OPEB funding obligations and principal and interest payments on our indebtedness from time to time. As a result of these obligations, our liquidity may be adversely affected if we fail to realize our expected cash flows from operations. Our working capital requirements and cash provided by operating activities can vary greatly from quarter to quarter and from year to year, depending in part on the level, variability and timing of our customers’ worldwide vehicle production and the payment terms with our customers and suppliers. Despite our expected improved performance for 2004, we cannot assure you that we will be able to satisfy our capital expenditure requirements during 2004 or subsequent years, or during any particular quarter, from cash provided by operating activities. If our working capital needs and our capital expenditure requirements exceed our cash flows from operations, cash balances and borrowings, we may need to raise additional capital, which may not be available to us on satisfactory terms and in adequate amounts. For a discussion of these and other factors affecting our liquidity, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

We have a history of significant losses and we may not be able to successfully improve our performance or return to profitability.

      We incurred operating losses of $1,128 million, $81 million and $117 million and net losses of $1,213 million, $352 million and $118 million in 2003, 2002 and 2001, respectively. Our ability to improve our performance and return to profitability is dependent on our ability to maintain operating discipline, reduce our cost structure and continue to realize on new business. We cannot assure you that we will improve our performance or return to profitability. In addition, we cannot assure you that we will be able to recover our remaining net deferred tax asset through reductions in our tax liabilities in future periods. Recovery of our net deferred tax asset depends on achieving our forecast of future taxable income. Failure to achieve our business plan targets, particularly in the U.S., may change our assessment regarding the recoverability of our net deferred tax asset and would likely result in an increase in the valuation allowance in the applicable period. Any increase in the valuation allowance would result in additional income tax expense, would reduce stockholders’ equity and could have a significant impact on our earnings going forward. Further, changes to statutory tax rates, particularly in the U.S., could also affect the level of our deferred tax assets.

We will experience certain management change.

      Our Executive Vice President and Chief Financial Officer, Mr. Daniel R. Coulson, has recently announced his intention to retire on March 31, 2004. Mr. Coulson is currently employed under an employment agreement that may be terminated on at least a month’s notice. While we are actively conducting a search for a successor Chief Financial Officer, we cannot assure you when the search will be concluded.

Our ability to access the credit and capital markets depends in part on our credit ratings. Declines in our ratings have diminished that access and increased our costs of borrowing, and these events could recur.

      Our business is highly dependent upon our ability to access the credit and capital markets. Our access to, and our costs of borrowing in, these markets depend in part on our credit ratings. In December 2003, Standard & Poor’s Rating Services lowered its corporate credit rating of us to “BB+” and Moody’s Investors Service, Inc. lowered our long-term rating to “Ba1.” These downgrades may limit our access to the commercial paper market, which is much smaller for below-investment-grade companies than it is for investment-grade companies, and will increase our overall borrowing costs. There can be no assurance that our credit ratings will remain in effect for any given period or that these or other ratings will not decline further in the future. Further downgrades of our ratings would increase our costs of borrowing again and could imperil our liquidity.

Our international operations, including our successful Asian joint ventures, are subject to various risks that could adversely affect our business, results of operations and financial condition.

      We have operating facilities and conduct a significant portion of our business outside the United States. We have invested significantly in joint ventures with other parties to conduct business in South Korea, China and elsewhere in Asia. Our ability to repatriate funds from these joint ventures depends not only upon their uncertain cash flows and profits, but also upon the terms of our particular agreements with our co-venturers and upon maintenance of the legal and political status quo. We risk expropriation in China and the instability that would accompany armed conflict with North Korea. More generally, our Asian joint ventures and other foreign investments could be adversely affected by changes in the political, economic and financial environments in host countries, including fluctuations in exchange rates, political instability, changes in foreign laws and regulations (or new interpretations of existing laws and regulations) and changes in trade policies, import and export restrictions and tariffs, taxes and exchange controls. Any one of these factors could have an adverse effect on our business, results of operations and financial condition. In addition, our consolidated financial statements are denominated in U.S. dollars and require translation adjustments, which can be significant, for purposes of reporting results from, and the financial condition of, our foreign investments.

The cyclicality of our industry affects our results of operations.

      Virtually all of our business relates directly to vehicle production and sales. The automotive industry is cyclical, depending on general economic conditions and other factors beyond our control such as consumer spending and preferences. The volume of vehicle production throughout the world has fluctuated, sometimes significantly, from year to year, and these fluctuations give rise to fluctuations in the demand for our products. We are particularly susceptible to cyclical declines in demand for our products because a large portion of our costs are fixed rather than variable. Any significant economic decline resulting in reduced vehicle production by our customers could have a material adverse effect on our results of operations. The recent recession and the decline in consumer confidence throughout the U.S. and much of the world continue to create uncertainty in the automotive industry, and their future impact on us is difficult to predict. Any sustained weakness in demand or continued downturn or uncertainty in the economy generally would negatively impact our results of operations.

The seasonality of our business affects our results of operations and financial condition.

      The automotive component supply industry is somewhat seasonal, with our net sales and earnings from operations generally increasing during the second calendar quarter of each year as a result of the automotive industry’s spring selling season, which is the peak sales and production period during the year. Our net sales and earnings from operations generally decrease during July and December of each year as a result of changeovers in production lines for new model years as well as scheduled OEM plant shutdowns for vacations and holidays. In addition, third-quarter automotive production traditionally is lower as new models enter production. Thus, our third and fourth quarter results are typically lower than our first and second quarter results. Cash flow from operations is typically strongest for us in the fourth quarter, weaker in the first and second quarters.

Our executives may have conflicts of interest in negotiating with Ford due to their relationships with Ford and Ford executives and their ownership of Ford securities.

      It may be significant, in day to day dealings with Ford, that many of our executive officers and other managers were employed by Ford, in some cases for many years, immediately before joining Visteon. Two of our five most senior executive officers retired from Ford and are receiving pension payments and other postretirement benefits from Ford. In addition, these executives own Ford equity securities, in amounts that could be significant to them, because of their prior employment relationships with Ford. Our executives’ receipt of pension payments and other postretirement benefits from Ford, their ownership of Ford equity securities and their personal and professional relationships with current Ford executives could create conflicts of interest that could affect their judgment and behavior when they are faced with decisions with implications different for us than the implications are or might be for Ford.

Warranty claims, product liability claims and product recalls could harm our business, results of operations and financial condition.

      We face an inherent business risk of exposure to warranty and product liability claims in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury or property damage (or both). In addition, if any of our designed products are or are alleged to be defective, then we may be required to participate in a recall of them. As suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, OEMs are increasingly expecting them to warrant their products and are increasingly looking to them for contributions when faced with product liability claims or recalls. A successful warranty or product liability claim against us in excess of our available insurance coverage and established reserves, or a requirement that we participate in a product recall, would have adverse effects (that could be material) on our business, results of operations and financial condition.

We face substantial competition, which challenges us in managing our business and could adversely affect our results of operations.

      The Tier 1 segment of the automotive industry supply chain is highly competitive. Quality, delivery and price, as well as technological innovation, are the primary elements of competition. There can be no assurance that our products will compete successfully with those of our competitors. Our competitors include component part suppliers owned by vehicle manufacturers as well as independent domestic and foreign suppliers. Some of our competitors are more diversified in product and customer mix than we are, and some are believed to have superior access to inexpensive funding. There can be no assurance that increased competition will not erode our business and harm our results of operations.

We are subject to costly regulation, particularly relative to environmental and safety matters, which could adversely affect our business and results of operations.

      We are affected by a substantial number of costly regulations. In particular, we are required to comply with frequently changing and increasingly stringent requirements of federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries. In addition to being responsible for cleaning up contamination at our own sites, we are responsible or may be responsible for cleaning up contamination at the sites of others to which we are alleged to have contributed wastes or which we have agreed to remediate pursuant to federal Superfund regulations or other agreements. There is no assurance that we have been or will be at all times in compliance with applicable regulations or that we will not incur material cleanup and other costs or liabilities exceeding our reserves in the course of satisfying these requirements and responsibilities. We have made and will continue to make expenditures to comply with environmental requirements. These requirements, responsibilities and associated expenses and expenditures, if they continue to increase, could have a material adverse effect on our business and results of operations.

Our intellectual property portfolio is subject to legal and technological challenges.

      We actively pursue technological innovation in the automotive industry and other industries. In doing so, we incur ongoing costs to enforce and defend our intellectual property. We also face increasing exposure to the claims of others for infringement of intellectual property rights. We cannot assure you that we will not incur material intellectual property claims in the future or that we will not incur significant costs or losses related to such claims. Significant technological developments by others also could materially and adversely affect our business and results of operations.

Disruption in the supply of materials could harm our business and results of operations.

      We use a broad range of materials and supplies, including metals, castings, chemicals and electronic components, in our products. Disruption in the supply of these materials could decrease our production and shipping levels, increase our operating costs and thereby harm our profit margins.

Work stoppages or similar difficulties could significantly disrupt our operations.

      Work stoppages occur with relative frequency in the automotive industry. A work stoppage at one or more of our plants could have material adverse effects on us. Also, if one or more of our customers were to experience a work stoppage, that customer would likely halt or limit purchases of our products. That could cause us to shut down manufacturing facilities relating to those products, which could have material adverse effects on our business, results of operations and financial condition. A work stoppage at one of our suppliers could have similar consequences if an alternative source of supply were not readily available. Stoppages by employees of our customers or suppliers also could result in reduced demand for our products.

Our business and results of operations could be affected adversely by terrorism.

      Terrorist-sponsored attacks, both foreign and domestic, could have adverse effects on our business and results of operations. These attacks could accelerate or exacerbate other automotive industry risks such as those described above. They also have the potential to interfere with our business by disrupting our supply chains and the delivery of our products to customers.

Delays in creating a separate information technology environment could harm our results of operations and financial condition.

      Since our spin-off from Ford, Ford has provided us with many transition services, including information technology services. We are in the process of creating a separate IT environment for nearly all of our major functions using the services of, and pursuant to an outsourcing agreement with, IBM. This process requires the cooperation and assistance of Ford and outside service providers as we replicate certain Ford systems and adapt them for our use. In addition, we are building a new facility that will require the relocation of the majority of our central executive, administrative and engineering functions. We expect to substantially complete these actions during 2004. However, a material delay in the completion of these actions could cause a disruption to our operations or financial reporting processes, which would have a temporary adverse affect on our results of operations and financial condition.

USE OF PROCEEDS

      The net proceeds of this offering, after deducting underwriting discounts and estimated expenses of the offering, will be approximately $443.4 million. We intend to use these net proceeds for the repurchase of up to $250 million of our 7.95% notes due 2005 pursuant to a tender offer anticipated to expire on or about April 2, 2004 and to pay premiums, fees and expenses of the tender offer and for working capital and other general corporate purposes. The completion of the tender offer is conditioned, among other things, upon the sale of the notes in this offering.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended December 31,

	2003		2002		2001		2000	1999

Ratio of Earnings to Fixed Charges	n/a	(1)	n/a	(1)	n/a	(1)	2.8	7.6

(1)	For the years ended December 31, 2003, 2002 and 2001, “fixed charges” ($126 million, $139 million and $174 million) exceeded “earnings” (losses of $1,041 million, $5 million and $9 million) by $1,167 million, $144 million and $183 million, respectively, resulting in a ratio less than one.

      For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from equity investees,

•	our fixed charges,

•	amortization of capitalized interest, and

•	distributed income of equity investees,

less: capitalized interest.

      “Fixed charges” means the sum of:

•	the interest we paid on borrowed funds,

•	the amount we amortized for debt discount, premium and issuance expense, and

•	the portion of rental expense considered representative of the interest factor.

CAPITALIZATION

      Set forth below is our historical capitalization at December 31, 2003 and as adjusted to give effect to the completion of this offering and the expected use of proceeds from the sale of the notes. You should read the information set forth below in conjunction with our consolidated financials statements and the notes thereto incorporated by reference into this prospectus supplement.

	As of December 31, 2003

	Actual	As Adjusted

	(in millions)
Debt payable within one year:
Commercial paper	$81	$81
Other short-term	234	234
Current portion of long-term debt	36	36

Total debt payable within one year	351	351

Long-term debt:
8.25% notes due August 1, 2010	716	716
7.95% notes due August 1, 2005(1)	518	259
Other long-term debt	233	233
Notes offered hereby	—	450

Total long-term debt	1,467	1,658

Total debt	1,818	2,009

Total stockholders’ equity(1)	1,858	1,851

Total capitalization	$3,676	$3,860

(1)	For purposes of this table, we have assumed Visteon will repurchase or redeem $250 million of the $500 million of notes maturing on August 1, 2005. As a result, we have adjusted total stockholders’ equity for an estimated pre-tax debt extinguishment charge of $11 million ($7 million after-tax), which consists of redemption premiums and transactions costs, offset partially by the accelerated recognition of certain gains from related interest rate swaps designated as fair value hedges included in the debt balance. The actual debt extinguishment charge will be recorded in the quarter in which the debt is extinguished. The charge may vary from this estimate, as it is dependent on several factors, including the amount of debt actually redeemed or repurchased and the related redemption premiums paid.

SELECTED FINANCIAL DATA

      The following selected consolidated financial data reflect our financial condition, results of operations and cash flows both before and after our spin-off from Ford on June 28, 2000. Selected consolidated financial data for the periods prior to our spin-off reflect the historical financial condition, results of operations and cash flows of the businesses that were considered part of the Visteon business of Ford during each respective period. The historical consolidated statement of operations data set forth below for periods prior to our spin-off do not reflect many significant changes that occurred in the operations and funding of our company as a result of our spin-off from Ford.

      The selected consolidated financial data should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes incorporated by reference into this prospectus supplement. The consolidated statement of operations, cash flow and balance sheet data set forth below, have been derived from our audited financial statements. Certain amounts for prior periods were reclassified to conform with present period presentation.

      The following financial information may not reflect what our results of operations, financial condition and cash flows would have been had we operated as a separate, stand-alone entity during the periods presented or what our results of operations, financial condition and cash flows will be in the future.

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(in millions, except per share amounts and percentages)
Statement of Operations Data:
Sales:
Ford and affiliates	$13,475	$14,779	$14,656	$16,448	$17,105
Other customers	4,185	3,616	3,187	3,019	2,261

Total sales	17,660	18,395	17,843	19,467	19,366
Costs and expenses:
Costs of sales	17,786	17,588	17,105	18,129	17,380
Selling, administrative and other expenses	1,002	888	855	897	797

Total costs and expenses	18,788	18,476	17,960	19,026	18,177

Operating income (loss)	(1,128)	(81)	(117)	441	1,189
Interest income	17	23	55	109	79
Interest expense	94	103	131	167	143

Net interest expense	(77)	(80)	(76)	(58)	(64)
Equity in net income of affiliated companies	55	44	24	56	47

Income (loss) before income taxes, minority interests and change in accounting	(1,150)	(117)	(169)	439	1,172
Provision (benefit) for income taxes	34	(58)	(72)	143	422

Income (loss) before minority interests and change in accounting	(1,184)	(59)	(97)	296	750
Minority interests in net income of subsidiaries	29	28	21	26	15

Income (loss) before change in accounting	(1,213)	(87)	(118)	270	735
Cumulative effect of change in accounting, net of tax	—	(265)	—	—	—

Net income (loss)	$(1,213)	$(352)	$(118)	$270	$735

Earnings (loss) per share:
Basic and diluted before cumulative effect of change in accounting (based on 130,000,000 shares outstanding for periods prior to our spin-off)	$(9.65)	$(0.68)	$(0.91)	$2.08	$5.65
Cumulative effect of change in accounting	—	(2.07)	—	—	—

Basic and diluted	$(9.65)	$(2.75)	$(0.91)	$2.08	$5.65

Cash dividends per share	$0.24	$0.24	$0.24	$0.12	—

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(in millions, except per share amounts and percentages)
Statement of Cash Flows Data:
Cash provided by (used in) operating activities	$370	$1,101	$436	$(526)	$2,482
Cash (used in) investing activities	(788)	(607)	(743)	(842)	(1,453)
Cash provided by (used in) financing activities	128	(338)	(75)	924	290
Balance Sheet Data, end of period:
Total assets	$10,964	$11,170	$11,162	$11,405	$12,542
Total debt	1,818	1,691	1,922	2,019	2,319
Total equity	1,858	2,978	3,291	3,505	1,499
Other Financial Data:
Depreciation and amortization	$674	$631	$666	$676	$651
Capital expenditures	879	723	752	793	876
After tax return on:
Sales	(6.7)%	(0.3)%	(0.5)%	1.5%	3.9%
Average assets	(10.7)%	(0.5)%	(0.9)%	2.5%	6.8%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This section summarizes significant factors affecting the company’s consolidated operating results, financial condition and liquidity for the three-year period ended December 31, 2003. This section should be read in conjunction with the company’s consolidated financial statements and related notes incorporated by reference herein.

Overview

      Visteon is a leading global supplier of automotive systems, modules and components. We sell our products primarily to global vehicle manufacturers, and also sell to the worldwide aftermarket for replacement and vehicle appearance enhancement parts. Ford established Visteon as a wholly-owned subsidiary in January 2000, and subsequently transferred to Visteon the assets and liabilities comprising Ford’s automotive components and systems business. Ford completed its spin-off of Visteon on June 28, 2000. We operate in two business segments: Automotive Operations and Glass Operations.

      The automotive industry experienced a modest increase in worldwide sales and production volumes in 2003 over 2002. However, our largest customer, Ford, saw its sales and production volumes decrease mainly in its North American markets from 4.1 million units in 2002 to 3.7 million units in 2003. Our 2003 sales of $17.7 billion were down 4% from 2002. This decline was associated with lower Ford production, offset partially by a 16% increase in our sales to non-Ford customers of $4.2 billion. Revenue from Ford and its affiliates totaled 76% of Visteon’s sales in 2003 compared with 80% in 2002. Because of our heavy involvement in Ford’s North American operations, North America continues to be our primary sales market, with the United States representing the largest portion of that market. We expect Ford production volumes to remain relatively stable in 2004 and our non-Ford sales to continue to grow steadily over the next several years.

      A number of factors contributed to a 2003 net loss of $1.2 billion, declining further from a 2002 net loss of $352 million. We recorded significant after-tax special charges totaling $947 million during 2003, which were more than double the amount recorded in 2002. These special charges are discussed in detail below. Further, our operating performance was adversely affected primarily by lower Ford production volumes, price reductions given to our customers, and costly infrastructure improvements. On the positive side, we continued to experience improved contribution as a result of new business, particularly from our operations in the Asia-Pacific region.

      2003 was also marked by several major events that are expected to help our performance in the future. First, Visteon and Ford entered into a series of agreements designed to address structural issues arising from the separation in 2000 and restructure their ongoing commercial relationship. These agreements are discussed above under “Summary — Arrangements with Ford and its Affiliates.” Next, we reached agreement with Ford and other parties that permitted us to exit from our unprofitable seating operations in Chesterfield, Michigan. Finally, Ford and the UAW implemented a new four-year master collective bargaining agreement, which covers a significant portion of Visteon’s hourly workforce, and negotiations are underway on an agreement that would provide for more competitive wages and benefits for future Visteon hourly workers.

      At December 31, 2003, our cash and marketable securities balance was $956 million and our debt-to-capital ratio was 49%, compared with $1.3 billion and 36%, respectively, at year-end 2002. This and our liquidity position are discussed further below.

Restructuring, Dispositions and Special Charges

      The table below presents special charges related to restructuring initiatives and other actions during the past three years:

	Automotive	Glass	Total
	Operations	Operations	Visteon

	(in millions)
2003
Special Charges:
4th Quarter Asset Impairment	$(407)	$—	$(407)
Exit of Seating Operations	(217)	—	(217)
European Plan for Growth	(77)	—	(77)
Restructuring and other actions	(48)	—	(48)

Total 2003 special charges, before taxes	$(749)	$—	$(749)

Special charges above, after taxes	$(479)	$—	$(479)
Deferred tax asset valuation allowance	(463)	(5)	(468)

Total 2003 special charges, after taxes	$(942)	$(5)	$(947)

2002
Special Charges:
Exit of Markham Restraint Electronics and other 1st Quarter actions	$(95)	$—	$(95)
U.S. salaried special early retirement program	(66)	(5)	(71)
European Plan for Growth	(40)	—	(40)
Loss on sale of restraint electronics business	(26)	—	(26)
Other restructuring (including adjustments to prior year’s expense)	6	3	9

Total 2002 special charges, before taxes	$(221)	$(2)	$(223)

Special charges above, after taxes	$(141)	$(1)	$(142)
Effect of change in accounting, net of tax	(265)	—	(265)

Total 2002 special charges, after taxes	$(406)	$(1)	$(407)

2001
Special Charges:
Salaried restructuring	$(132)	$(14)	$(146)
Glass Operations restructuring charges	—	(34)	(34)
European plant consolidations and other	(10)	(2)	(12)

Total 2001 special charges, before taxes	$(142)	$(50)	$(192)

Total 2001 special charges, after taxes	$(90)	$(31)	$(121)

      During fourth quarter 2003, Visteon recorded a pre-tax, non-cash impairment write-down of $407 million ($260 million after-tax) in costs of sales to reduce the net book value of certain assets associated with six product groups. This write-down was based on an assessment by product-line asset group, completed in fourth quarter 2003, of the recoverability of our long-lived assets in light of the challenging environment in which we operate, and as a part of our business planning process for 2004 and beyond.

      During second quarter 2003, Visteon finalized an agreement with Ford to transfer seat production located in Chesterfield, Michigan to another supplier. Visteon agreed to be responsible to reimburse Ford for the actual net costs of transferring seating production through June 2004, offset by certain cost savings expected to be realized by Ford. The ultimate costs and cash payments related to this agreement depend on several factors, including the actual costs incurred related to the relocation, re-deployment and/or employment termination of the 1,470 Visteon-assigned Ford-UAW employees working at the Chesterfield facility, and the savings achieved by Ford (as defined in the agreement) resulting from resourcing production that will serve as an offset to the transition costs. We expect an average payback of a little more than two years.

      During fourth quarter 2003, Visteon recorded a non-cash charge of $468 million to increase the valuation allowance for deferred tax assets, as described later under “Critical Accounting Policies” and in Note 5 of our consolidated financial statements incorporated by reference herein.

      For the full year 2003, we incurred pre-tax charges of $77 million related to the European Plan for Growth. When completed in 2004, the European Plan for Growth is expected to result in annual savings of $100 million before taxes. Savings in 2002 and 2003 combined has been over $50 million. Restructuring and other actions in 2003 resulted in pre-tax charges of $48 million, $20 million of which was charged to selling, administrative and other expenses. Of the $749 million in pre-tax special charges described above, $436 million were non-cash, $292 million were cash charges including amounts related to the exit of seating operations, and $21 million were related to special pension and other postretirement benefits.

      During 2002, Visteon recorded net pre-tax charges of $223 million related to a number of restructuring and other actions and the sale of the restraint electronics business, as described in Note 13 of our consolidated financial statements, which is incorporated herein by reference. In addition, the company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” With this change in accounting, Visteon recorded a non-cash write-off for the entire value of goodwill of $363 million before taxes ($265 million after taxes), as described in Note 14 of our consolidated financial statements, which is incorporated herein by reference. Of the $223 million in pre-tax charges described above, $54 million were non-cash related and the remainder were cash charges.

      During 2001, Visteon recorded net pre-tax charges of $192 million associated primarily with salaried workforce restructuring and the special voluntary retirement and separation program offered to hourly employees located at Visteon’s Nashville plant, as described in Note 13 of our consolidated financial statements, which is incorporated herein by reference. Of the $192 million in pre-tax charges recorded in 2001, $5 million were non-cash related and the remainder were cash charges.

      In 2004, we anticipate continued implementation of restructuring actions including the continuation of the European Plan for Growth. We expect that the charges associated with these items will be substantially lower than in 2003. In addition, we are constantly evaluating the possibility of partnerships, sales or closings involving under-performing businesses. However, there can be no assurance that a transaction or other arrangement favorable to Visteon will occur in the near term or at all.

Results of Operations

2003 Compared with 2002

      Sales for each of our segments for 2003 and 2002 are summarized in the following table:

	Year Ended
	December 31,		2003
			over/(under)
	2003	2002	2002

	(in millions)
Automotive Operations	$17,097	$17,797	$(700)
Glass Operations	563	598	(35)

Total sales	$17,660	$18,395	$(735)

Memo: Sales to non-Ford customers Amount	$4,185	$3,616	$569
Percentage of total sales	24%	20%	4	pts

      Sales for Automotive Operations were $17.1 billion in 2003, compared with $17.8 billion in 2002, a decrease of $700 million or 4%. This decrease reflects lower sales of $1,295 million resulting primarily from a decline in Ford worldwide vehicle production, exit of our seating operations of $251 million, and $150 million lump sum payments to Ford for pricing in North America, offset partially by favorable currency changes of $611 million and new business to both Ford and non-Ford customers. Sales for Automotive Operations were affected also by lower sales associated with precious metals purchased under sourcing arrangements directed by Ford and price reductions.

      Sales for Glass Operations were $563 million in 2003, compared with $598 million in 2002, a decrease of $35 million or 6%, resulting primarily from lower Ford North American production volume.

      Costs of Sales for 2003 were $17.8 billion, up $198 million compared with 2002. Costs of sales includes primarily material, labor, manufacturing overhead and other costs, such as product development costs. The increase reflects a $529 million increase in special charges, currency fluctuations of $569 million, costs associated with the labor agreement reached with the UAW of $64 million (contract ratification lump sum payment), and higher costs to launch business with new customers. These increases were offset partially by lower variable costs of $923 million resulting primarily from a decline in Ford worldwide vehicle production, net material cost reductions, and manufacturing efficiencies. The exit of our seating operations in June 2003 reduced costs an additional $293 million.

      Selling, administrative and other expenses for 2003 were $1,002 million, $114 million higher compared with 2002. The increase reflects primarily incremental Information Technology (“IT”) actions of $88 million, net of $48 million received from Ford. Costs associated with such incremental IT actions are expected to continue into mid-2004. Special charges included in this line item were $20 million for 2003, representing a $3 million decrease from 2002.

      Net interest expense of $77 million in 2003 was down $3 million from 2002, reflecting lower average debt balances and lower average interest rates.

      Equity in net income of affiliated companies was $55 million in 2003, compared with $44 million in 2002, with the increase related primarily to our affiliates in Asia.

      Income (loss) before income taxes, minority interests and change in accounting, including and excluding special charges, is the primary profitability measure used by our chief operating decision makers. The following table shows income (loss) before income taxes for 2003 and 2002, for each of our segments:

	Year Ended
	December 31,		2003
			(under)
	2003	2002	2002

	(in millions)
Automotive Operations	$(1,142)	$(138)	$(1,004)
Glass Operations	(8)	21	(29)

Total	$(1,150)	$(117)	$(1,033)

Memo:
Special charges included above	$(749)	$(223)	$(526)

      Automotive Operations’ 2003 loss before income taxes was $1,142 million compared with a loss of $138 million for 2002. Special charges before taxes in 2003 were up $526 million from 2002. The increased loss also reflects lower vehicle production volume, UAW contract ratification costs, and higher IT costs of $373 million, $59 million and $88 million, respectively. 2003 results include a loss of $25 million from seating operations that were exited June 23, 2003. Seating operations’ losses were $98 million in 2002. Results were affected also by new business and favorable cost performance, offset partially by price reductions.

      Loss before income taxes for Glass Operations in 2003 was $8 million compared with income of $21 million before taxes for 2002, reflecting primarily lower Ford North American production volume and UAW contract ratification costs.

      Provision (benefit) for income taxes represents an effective tax rate of 3% for 2003, compared with (36)% for 2002. The change in effective tax rate was caused by the recording of additional valuation allowances against our deferred tax assets, as discussed later under “Critical Accounting Policies” and in Note 5 of our consolidated financial statements.

      Minority interests in net income of subsidiaries was $29 million in 2003, compared with $28 million in 2002. Minority interest amounts are related primarily to our 70% ownership interest in Halla Climate Control Corporation located in Korea.

      Net income (loss) for 2003 and 2002 are shown in the following table for each of our segments:

	Year Ended
	December 31,		2003
			(under)
	2003	2002	2002

	(in millions)
Automotive Operations	$(1,205)	$(367)	$(838)
Glass Operations	(8)	15	(23)

Total	$(1,213)	$(352)	$(861)

Memo:
Special charges included above	$(947)	$(142)	$(805)
Goodwill Impairment	—	(265)	(265)

      Visteon reported a net loss for 2003 of $1.2 billion compared with $352 million for 2002 because of the factors described previously in income (loss) before income taxes. Special charges after taxes were $947 million and $407 million for 2003 and 2002, respectively.

Results of Operations

2002 Compared with 2001

      Sales for each of our segments for 2002 and 2001 are summarized in the following table:

	Year Ended
	December 31,		2002
			over/(under)
	2002	2001	2001

	(in millions)
Automotive Operations	$17,797	$17,222	$575
Glass Operations	598	621	(23)

Total sales	$18,395	$17,843	$552

Memo: Sales to non-Ford customers
Amount	$3,616	$3,187	$429
Percentage of total sales	20%	18%	2	pts

      Sales for Automotive Operations were $17.8 billion in 2002, compared with $17.2 billion in 2001, an increase of $575 million or 3%. Increased sales for Automotive Operations reflect primarily new business, increased sales of $146 million resulting from increased Ford worldwide vehicle production, and currency fluctuations of $118 million. Sales from Automotive Operations were affected also by lower sales associated with precious metals purchased under sourcing arrangements directed by Ford, and price reductions.

      Sales for Glass Operations were $598 million in 2002, compared with $621 million in 2001, a decrease of $23 million or 4%. Reduced sales for Glass Operations reflect lower commercial and aftermarket volume and price reductions, offset partially by stronger Ford North American production volume.

      Costs of Sales for 2002 were $17.6 billion, $483 million higher compared with 2001. The increase in 2002 reflects primarily new business, $104 million increase resulting from higher vehicle production volume, and currency fluctuation of $64 million. Costs of sales were affected also by increased new business offset partially by net material cost reductions and manufacturing efficiencies. Special charges included in costs of sales were $200 million in 2002 and $150 million in 2001.

      Selling, administrative and other expenses for 2002 were $888 million, compared with $855 million in 2001. The increase of $33 million reflects primarily higher selling expenses (up $26 million). Special charges were lower in 2002, totaling $23 million in 2002 and $42 million in 2001.

      Net interest expense of $80 million for 2002 was up from $76 million in 2001, reflecting lower interest rates received on average cash balances.

      Equity in net income of affiliated companies was $44 million in 2002, compared with $24 million in 2001, with the increase related primarily to our affiliates in Asia.

      Income (loss) before income taxes, minority interests and change in accounting is shown in the following table for 2002 and 2001 for each of our segments:

	Year Ended
	December 31,		2002
			over/(under)
	2002	2001	2001

	(in millions)
Automotive Operations	$(138)	$(110)	$(28)
Glass Operations	21	(59)	80

Total	$(117)	$(169)	$52

Memo:
Special charges included above:	$(223)	$(192)	$(31)

      Automotive Operations’ 2002 loss before taxes was $138 million compared with $110 million for the same period in 2001. The increased loss is more than explained by higher special charges. Results were favorably affected by new business and cost performance, offset partially by price reductions.

      Income before income taxes for Glass Operations was $21 million in 2002, compared with a loss of $59 million for 2001. The improvement reflects primarily lower special charges and cost reductions, offset partially by price reductions to customers.

      (Benefit) for income taxes represents an effective tax rate of (36)% for 2002, compared with (37)% for 2001.

      Minority interests in net income of subsidiaries was $28 million in 2002, compared with $21 million in 2001. Minority interest amounts are related primarily to our 70% ownership interest in Halla Climate Control Corporation located in Korea.

      Net income (loss) for 2002 and 2001 are shown in the following table for each of our segments:

	Year Ended
	December 31,		2002
			over/(under)
	2002	2001	2001

	(in millions)
Automotive Operations	$(367)	$(83)	$(284)
Glass Operations	15	(35)	50

Total	$(352)	$(118)	$(234)

Memo:
Special charges included above	$(142)	$(121)	$(21)
Goodwill Impairment	(265)	—	(265)

      Visteon reported a net loss of $352 million for 2002, compared with a net loss of $118 million for 2001 because of the factors described in the income (loss) before income taxes section. Special charges after taxes were $142 million and $121 million in 2002 and 2001, respectively. Goodwill impairment after taxes was $265 million in 2002.

Liquidity and Capital Resources

Overview

      Visteon’s funding objective is to finance its worldwide business with cash from operations, supplemented when required by a combination of liquidity sources, including but not limited to cash and cash investments, receivables programs, and committed and uncommitted bank facilities and debt issuance. These sources are used also to fund working capital needs, which are highly variable during the year because of changing customer production schedules.

      Our balance sheet reflects cash and marketable securities of $956 million and total debt of about $1.8 billion at December 31, 2003, compared with cash and marketable securities of about $1.3 billion and total debt of about $1.7 billion at December 31, 2002. Net debt, defined as the amount by which total debt exceeds total cash and marketable securities, was $862 million at December 31, 2003, and $413 million at December 31, 2002. The change in both our cash and marketable securities and net debt resulted primarily from capital expenditures in excess of cash provided by operating activities. Our ratio of total debt to total capital, which consists of total debt plus total stockholders’ equity, was 49% at December 31, 2003 and 36% at December 31, 2002, and increased primarily because of net losses as described above.

Financing Arrangements

      Visteon has financing arrangements providing contractually committed, unsecured revolving credit facilities with a syndicate of third-party lenders providing for a maximum of $1,580 million in committed, unsecured credit facilities (the “Credit Facilities”). The terms of the Credit Facilities provide for a 364-day revolving credit line in the amount of $555 million, which expires June 2004, and a five-year revolving credit line in the amount of $775 million, which expires June 2007. The Credit Facilities also provide for a five-year, delayed-draw term loan in the amount of $250 million, which will be used primarily to finance new construction for facilities consolidation in Southeast Michigan. At December 31, 2003, there were no borrowings outstanding under the 364-day facility or the five-year facility, there were $44 million of obligations under standby letters of credit under the five-year facility, and $104 million borrowed against the delayed-draw term loan. The Credit Facilities contain certain affirmative and negative covenants, including a financial covenant not to exceed a leverage ratio of net debt to EBITDA (adjusted and excluding special charges) of 3.5 to 1. Increases in the ratio of net debt to EBITDA can occur during quarters following seasonal shutdown periods, when cash usage increases. In the opinion of management, Visteon has been in compliance with all covenants since the inception of the Credit Facilities. During 2004, we expect to be in compliance although there can be no assurance that this will be the case.

      Visteon has maintained a commercial paper program utilizing the Credit Facilities as backup. As of December 31, 2003, we had $81 million outstanding under our commercial paper program compared with $166 million at December 31, 2002. In the event the availability of commercial paper is reduced further or eliminated, our revolving credit lines provide a backup source for funding.

      Visteon maintains a trade payables program through General Electric Capital Corporation (“GECC”), subject to periodic review, that provides financial flexibility to Visteon and its suppliers. When a supplier participates in the program, GECC pays the supplier the amount due from Visteon in advance of the original due date. In exchange for the earlier payment, our suppliers accept a discounted payment. Visteon pays GECC the full amount. Approximately $100 million and $45 million, classified as short-term debt, was outstanding to GECC under this program at December 31, 2003 and 2002, respectively. Previously, amounts due GECC were classified as trade payables. Debt, trade payables and related cash flow amounts for prior periods were reclassified to conform with present period presentation. As part of the same program with GECC, Visteon is allowed to defer payment to GECC for a period of up to 30 days. At December 31, 2003, Visteon had not exercised the deferral option of the program.

      In addition, Visteon participates in a trade payables program offered by one of our customers. When we participate, our receivables are reduced and our cash balances are increased. Our receivables were reduced by $75 million and $25 million at December 31, 2003 and 2002, respectively as a result of this program.

      Visteon has entered into interest rate swaps to manage our interest rate risk. These swaps effectively convert a portion of Visteon’s fixed rate debt into variable rate debt, and as a result, approximately 40% of Visteon’s borrowings are on a fixed rate basis, while the remainder is subject to changes in short-term interest rates. As interest rates have fallen, Visteon’s interest rate swaps contributed favorably to reduce interest expense in 2003.

Credit Ratings

      Our long-term credit rating with Standard & Poor’s (“S&P”) is “BB+,” with Moody’s it is “Ba1,” and with Fitch it is “BBB-.” Both S&P and Moody’s do not rate our short-term credit while Fitch rates us “F3.” Both S&P and Moody’s have covered Visteon since June 2000, and Fitch initiated coverage on June 11, 2003. In December 2003, both S&P and Moody’s reduced their credit rating and placed us on Stable Outlook. Despite the recent downgrade by S&P and Moody’s, we continue to have access to sufficient liquidity, and believe we will continue to have access, to meet ongoing operating requirements although that access is less reliable and could be more costly than it was previously. As commercial paper availability is reduced or eliminated, we would utilize alternative sources of liquidity, including those discussed above and receivables-based funding sources available to us.

Cash Requirements

      The following table summarizes our expected cash outflows resulting from long-term obligations existing as of December 31, 2003:

					2009
	Total	2004	2005-2006	2007-2008	and after

	(in millions)
Unconditional purchase obligations(a)	$2,265	$324	$558	$498	$885
Postretirement funding commitments(b)	2,090	38	166	257	1,629
Debt	1,818	351	565	117	785
North American seating operations(c)	292	86	24	24	158
Operating leases	232	53	64	45	70

Total contractual obligations	$6,697	$852	$1,377	$941	$3,527

(a)	Unconditional purchase obligation amounts exclude purchase obligations related to inventory, property, plant and equipment purchases in the ordinary course of business. The obligations include amounts related primarily to a 10-year information technology agreement entered into with IBM in January 2003. Pursuant to this agreement, we outsourced most of our IT needs on a global basis. The service charges under the outsourcing agreement are expected to aggregate about $2 billion during the ten-year initial term of the agreement, subject to decreases and increases in the service charges based on Visteon’s actual consumption of services to meet our then current business needs. The outsourcing agreement may be terminated also for Visteon’s business convenience after our second full year under the agreement for a scheduled termination fee.

(b)	Postretirement funding commitments include estimated liability to Ford for postretirement health care and life insurance benefits of the Visteon-assigned Ford-UAW employees and certain salaried employees as discussed in Note 7 of our consolidated financial statements, which is incorporated by reference herein. Funding for the Voluntary Employees’ Beneficiary Association begins in 2006 and is also included in the table above.

(c)	Represents amounts payable to Ford related to our June 2003 exit from the North American seating operations, which is discussed further in Note 13 of our consolidated financial statements, which is incorporated by reference herein.

      We have guaranteed also about $24 million of borrowings held by unconsolidated joint ventures and have extended loans of about $3 million to unconsolidated joint ventures as of December 31, 2003. In addition, we have guaranteed Tier 2 suppliers’ debt and lease obligations of about $16 million at December 31, 2003 to ensure the continued supply of essential parts.

      Cash required to meet capital expenditure needs increased in 2003 to $879 million and was higher than historic levels as described below (Cash Flows — Investing Activities). Our cash and liquidity needs also are impacted by the level, variability and timing of our customers’ worldwide vehicle production, which varies based on economic conditions and market shares in major markets. Our intra-year needs are impacted also by seasonal effects in the industry, such as the shutdown of operations for about two weeks in July, the subsequent ramp-up of new model production and the additional one-week shutdown in December by our primary North American customers. These seasonal effects normally require use of liquidity resources during the first and third quarters. Additionally, creation of a separate IT environment during 2003 could have an impact on timing of collection of payments from Ford.

      We expect improved performance for 2004 will result in cash from operating activities exceeding capital expenditure requirements, although this may not be the case during specific quarters. Based on our present assessment of future customer production levels over a two-year time horizon, we believe we can meet general and seasonal cash needs using cash flows from operations, cash balances and borrowings, if needed. We also believe we can supplement these sources with access to the capital markets on satisfactory terms and in adequate amounts, if needed, although there can be no assurance that this will be the case.

Pension and Postretirement Benefits

      Employees and retirees participate in various pension, healthcare and life insurance benefit plans sponsored by Visteon and Visteon subsidiaries. Benefit plan liabilities and related asset transfers between Visteon and Ford in connection with our separation from Ford are covered by various employee benefit agreements.

Arrangements with Ford

      In accordance with the separation-related agreements, in the U.S., Ford retained the pension-related past service obligations for those transferred salaried employees that met certain age and years of service requirements at the date of the separation from Ford. Visteon-assigned Ford-UAW employees participate in the Ford-UAW Retirement Plan, sponsored by Ford. By agreement, Visteon compensates Ford for the pension expense incurred by Ford related to Visteon-assigned Ford-UAW hourly employees. In the U.S., Visteon has a financial obligation for the cost of providing selected healthcare and life insurance benefits to its employees, as well as an obligation to reimburse Ford for Visteon-assigned Ford-UAW employees who retire after July 1, 2000. Ford retained the financial obligation and related prepayments for pension and postretirement healthcare and life insurance benefits to its employees who retired on or before July 1, 2000.

      During the fourth quarter of 2003, the separation-related agreements were amended and restated. Under the terms of the amended and restated agreements, Ford agreed to assume responsibility for approximately $1,646 million of amounts previously owed by Visteon to Ford for postretirement health and life insurance benefits earned by the Visteon-assigned Ford-UAW employees during the period prior to the separation. Ford agreed also to assume responsibility for future accretion on the $1,646 million amount at the appropriate SFAS 106 discount rate (6.25% at December 31, 2003). Visteon had previously recorded the $1,646 million liability in accordance with the original terms of the separation-related agreements. Visteon continues to be responsible to Ford for changes in this liability that result from changes in actuarial assumptions, changes in salaries and Visteon early retirement incentive plans.

      In accordance with SFAS 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” Visteon has not recorded any gain or loss relating to this amendment because future accretion and contingently payable amounts with respect to the restructured obligation are expected to exceed the amount currently recorded by Visteon. The amounts ultimately due are contingent upon future health and retirement benefit costs to be charged to Visteon by Ford with respect to the Visteon-assigned Ford-UAW employees. A portion of the yearly expense charged by Ford will be offset as charged by the release of the contingently payable amount ($1,138 million at December 31, 2003) and the remainder will reduce future accretion charges over the life of the obligation ($508 million).

      Under the terms of the revised Agreements with Ford, Visteon is required to fund a portion of actual costs of these benefits as incurred by Ford for the Visteon-assigned Ford-UAW employees through 2005 and certain salaried employees through 2010. In addition, Visteon has agreed to contribute funds to a Voluntary Employees’ Beneficiary Association (“VEBA”) trust to fund postretirement health care and life insurance benefits to be provided by Ford related to the post-spin service of Visteon-assigned Ford-UAW hourly employees as well as many transferred salaried employees. The required VEBA funding is over a 44-year period beginning in 2006 for the Visteon-assigned Ford-UAW hourly employees, and over a 39-year period beginning in 2011 for those salaried employees. The annual funding requirement during these periods will be determined based upon amortization of the unfunded liabilities at the beginning of each period, plus amortization of annual expense. Based upon estimates of the unfunded liabilities and the related expense, the first required annual payment to the VEBA will be about $112 million (which includes about $30 million to cover benefit payments) in 2006 reduced from $535 million based on the prior agreement. In December 2000, the company pre-funded a portion of this obligation by contributing $25 million to a VEBA. The fair value of the VEBA assets as of December 31, 2003 was $28 million, and is included in other non-current assets in the accompanying balance sheet.

Visteon Pension Plans

      The Visteon plans’ worldwide funded position is slightly better than it was a year ago on a percentage basis. Strong asset returns along with world-wide contributions offset the effect of lower discount rates. For the plan year ended September 30, 2003 (the measurement date for our pension funds) our U.S. portfolio returned 20%. The U.S. pension plan investment strategy, asset allocations and expected contributions for 2004 are discussed in Note 7 to our consolidated financial statements, incorporated herein by reference.

Legislation

      The Medicare Drug Improvement and Modernization Act of 2003 was signed into law on December 9, 2003, subsequent to our September 30, 2003 measurement date. Because the impact of the act on Visteon’s expense will depend in large part on Ford’s implementation decisions, we have not quantified the effect, but expect it to be a significant reduction in expense.

Cash Flows

Operating Activities

      Cash provided by operating activities during 2003 totaled $370 million, compared with cash provided by operating activities of $1,101 million for the same period in 2002. The reduced amount of cash provided by operations in 2003 reflects primarily our operating losses. Cash payments related to special charges were $162 million and $88 million during 2003 and 2002, respectively.

      Pursuant to the Purchase and Supply Agreement between Visteon and Ford, our sales to Ford will be collected in a shorter time frame than in the past. Our agreement calls for Ford to pay us, on average, 33 days after the date of sale, compared with 43 days on average in past years. We expect the effect of this change to improve cash provided by operating activities by approximately $200 million. This arrangement will be in place for 2004 and 2005, with 2006 being a transition adjustment as we return in 2007 to Ford’s standard payment terms in effect at that time.

Investing Activities

      Cash used in investing activities was $788 million during 2003, compared with $607 million for 2002. Our capital expenditures for 2003 totaled $879 million, compared with $723 million in 2002. Our capital spending in 2003 is higher than historic levels as we undertake spending to fund new construction for consolidation of operations in Southeast Michigan and also to fund our IT infrastructure transition and improvements. We anticipate that our facilities’ consolidation will allow us to centralize customer support functions, research and development, and selected business operations at lower operating costs. During 2003, we had net sales of marketable securities of $70 million, compared with net sales of securities of $80 million in 2002. The lower level of securities purchased in both years reflects the lower level of cash available for investment and the lower level of attractiveness of these securities as interest rates have fallen over the past two years. Other investing cash flows of $25 million and $36 million during 2003 and 2002, respectively, are related primarily to the sale of assets, with the 2002 amount including $25 million from the sale of the restraint electronics business.

Financing Activities

      Cash provided by financing activities totaled $128 million in 2003, compared with cash usage of $338 million in 2002. The cash proceeds in 2003 reflect primarily the net issuance of debt offset partially by funds used to repay maturing short-term commercial paper obligations, dividend payments and purchases of treasury stock.

      On October 13, 2003, the Visteon Board of Directors declared a dividend of $0.06 per share on Visteon’s common stock, payable on December 1, 2003, to the stockholders of record as of October 31, 2003. On January 16, 2004, the Visteon Board of Directors declared a dividend of $0.06 per share on Visteon’s common stock, payable on March 1, 2004, to the stockholders of record as of January 30, 2004. Visteon has paid a dividend each quarter since it became an independent, publicly traded company in June 2000.

Critical Accounting Policies

      A summary of Visteon’s accounting policies is described in Note 2 of our consolidated financial statements, which is incorporated herein by reference. Critical accounting policies are those that are both most important to the portrayal of a company’s financial condition and results, and require management’s most difficult, subjective or complex judgments. Our critical accounting policies are considered the following:

Employee Retirement Benefits

      The determination of our obligation and expense for Visteon’s pension and other postretirement benefits, such as retiree healthcare and life insurance, is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in Note 7 of our consolidated financial statements, which is incorporated herein by reference, and include, among others, the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and healthcare costs. The expected long-term rate of return for pension assets has been chosen based on historical returns for the different asset classes held by our trusts and our asset allocation. The discount rate is chosen based on market rates for long-term, high-quality corporate bonds (principally Moody’s Aa 30 year) at our September 30 measurement date. The U.S. discount rate assumption for year end 2003 was 6.1%, reduced from 6.75% at year end 2002. This change increased our U.S. pension and healthcare and life insurance projected benefit obligations by $103 million and $82 million, respectively, and is estimated to increase 2004 expense by about $50 million in aggregate. In accordance with accounting principles generally accepted in the United States of America, actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. Our market-related value of pension assets reflects changes in the fair value of assets over a five-year period, with a one-third weighting to the most recent year. For postretirement healthcare and life insurance, as shown in Note 7 of our consolidated financial statements, we extended the time period needed for the healthcare cost trend rate to reach the ultimate rate from 2008 to 2010. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other postretirement obligations and our future expense.

      The following table illustrates the sensitivity to a change in certain assumptions for Visteon’s U.S. pension plans on our funded status and pre-tax pension expense:

Impact on Visteon’s
	Impact on 2004 pre-tax		U.S. Plan 2003
25 basis point change in assumption(a)	pension expense(b)		funded status

decrease in discount rate	+$	5 million	-$	40 million
increase in discount rate	-$	5 million	+$	40 million
decrease in expected return on assets	+$	5 million
increase in expected return on assets	-$	5 million

(a)	Assumes all other assumptions are held constant.

(b)	Includes the effect on expense for Visteon-assigned Ford-UAW employees.

      The following table illustrates the sensitivity to a change in the discount rate assumption related to Visteon’s U.S. postretirement healthcare and life insurance plans:

Impact on Visteon’s
	Impact on 2004 pre-tax		U.S. Plan 2003
25 basis point change in assumption(a)	OPEB expense(b)		funded status

decrease in discount rate	+$	15 million	-$	30 million
increase in discount rate	-$	15 million	+$	30 million

(a)	Assumes all other assumptions are held constant.

(b)	Includes the effect on expense for Visteon-assigned Ford-UAW employees.

      Visteon’s postretirement benefits payable to Ford includes the financial obligation Visteon has to Ford for the cost of providing selected health care and life insurance benefits to Visteon-assigned Ford-UAW hourly employees and certain Visteon salaried employees who retire after July 1, 2000. The health care and pension costs for these employees are calculated using Ford’s assumptions, which are disclosed in Note 7 of our consolidated financial statements. The annual funding requirements related to these employees are discussed further in the section “Pension and Postretirement Benefits” set forth above.

Impairment of Long-Lived Assets and Certain Identifiable Intangibles

      Visteon evaluates long-lived assets to be held and used and long-lived assets to be disposed of for potential impairment at the product line level whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Asset groupings at the product line level, rather than the operating segment level used in prior years, is considered the lowest level of identifiable cash flows which are largely independent as the recently completed Ford agreements contractually provide Visteon greater flexibility to make product level decisions, including decisions related to selling or exiting certain businesses. Visteon considers projected future undiscounted cash flows, trends and other circumstances in making such estimates and evaluations. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such factors as future automotive production volumes (primarily for Ford), selling price changes, labor cost changes, material cost changes, productivity and other cost savings and capital expenditures could significantly affect our evaluations.

      During the fourth quarter of 2003, Visteon recorded a pre-tax, non-cash impairment write-down of $407 million in costs of sales to reduce the net book value of certain long-lived assets. This write-down was based on an assessment by product line asset group, completed in the fourth quarter of 2003, of the recoverability of our long-lived assets in light of the challenging environment in which we operate and as part of our business planning process for 2004 and beyond. This assessment included considering the substantial change in the production levels of Visteon’s major customer and the related impact on our future operating projections, as well as the anticipated impact of the recently completed Ford agreements. As a result of this analysis the assets of six product groupings were impaired: bumpers, fuel tanks, starters and alternators, steering columns, suspension systems and wiper/washer. The write-down was approximately $300 million in North America and $100 million in Europe and was determined on a “held for use” basis. Fair values were determined primarily based on prices for similar groups of assets determined by a third-party valuation firm.

Deferred Income Taxes

      Deferred income taxes are provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations, as well as net operating loss, tax credit and other carryforwards. SFAS 109, “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. This assessment requires significant judgment, and the fact that a benefit may be expected for a portion but not all of a deferred tax asset increases the judgmental complexity.

      We evaluate the recoverability of our deferred tax assets on an ongoing basis. In making this evaluation during 2003, we considered all available positive and negative evidence, including our past results, the existence of cumulative losses in recent years, and our forecast of future taxable income, which contemplates a minimum of $2.4 billion of U.S. taxable earnings over a 10-year time horizon. Our forecast of future taxable income exceeds our recent historical performance and reflects our best assumptions about the likely impact of several major 2003 events and other items that are expected to improve our future profitability, including:

•	The series of contractual agreements reached with Ford in December 2003, under which Visteon was relieved of approximately $1,646 million of OPEB obligations related to Visteon-assigned Ford-UAW employees, in addition to other structural improvements.

•	The agreement reached in the second quarter 2003 with Ford and other parties that permitted us to exit from our unprofitable seating operations in Chesterfield, Michigan.

•	The significant U.S. restructuring charges incurred in recent years, which are expected to have a favorable impact on our results going forward, as well as the expectation that U.S. restructuring charges will be substantially less in 2004.

•	Anticipated future cost savings in the material, manufacturing and SG&A areas, as well as the favorable impact of net new business, the majority of which is based on firm, existing contracts supported by purchase orders.

      In determining the amount of future taxable income, a number of additional assumptions are made, including the amount of U.S. and foreign pre-tax operating income, the time period over which our temporary differences will reverse, and the implementation of feasible and prudent tax planning strategies. While these assumptions require significant judgment, they are consistent with the plans and estimates we are using to manage the underlying business.

      As more fully described in Note 5 to our consolidated financial statements, at December 31, 2003, Visteon’s consolidated balance sheet reflects a net deferred tax asset of $860 million, which includes a valuation allowance of $530 million. During 2003, we established an additional valuation allowance of $509 million against our deferred tax assets, of which $472 million was recorded through income tax expense ($468 million as a special charge in the fourth quarter) and $37 million was recorded through other comprehensive income. Of the total valuation allowance of $530 million at December 31, 2003, $305 million relates to net operating losses and other deferred tax assets in certain foreign jurisdictions, including amounts for foreign affiliates that are treated as pass-through entities for U.S. tax purposes, and $225 million relates to a portion of our U.S. deferred tax assets, where recovery of the carryforwards or assets is unlikely.

      We believe that we are more likely than not to recover our remaining net deferred tax asset of $860 million at December 31, 2003, through reductions in our tax liabilities in future periods. However, recovery is dependent on achieving our forecast of future taxable income. We will review our forecast in relation to actual results and expected trends on an ongoing basis. Failure to achieve our business plan targets, particularly in the U.S., may change our assessment regarding the recoverability of our net deferred tax asset and would likely result in an increase in the valuation allowance in the applicable period. Any increase in the valuation allowance would result in additional income tax expense, reduce stockholders’ equity and could have a significant impact on our earnings going forward. Further, changes to statutory tax rates, particularly in the U.S., could also affect the level of our deferred tax assets. We intend to maintain an appropriate valuation allowance against our deferred tax assets until sufficient positive evidence exists to reduce or eliminate it.

Revenue Recognition

      Sales are recognized when there is evidence of a sales agreement, the delivery of goods has occurred, the sales price is fixed or determinable and collectibility is reasonably assured, generally upon shipment of product to customers and transfer of title under standard commercial terms. Significant retroactive price adjustments are estimated by management based upon an assessment of the ultimate outcome of customer negotiations and are recognized in the period when such amounts become probable. Sales are recognized based on the gross amount billed to a customer for those products in which Visteon’s customer has directed the sourcing of certain raw materials or components used in the manufacture of the final product.

Product Recalls

      Product recall accruals are made related to our potential financial participation in our customers’ actions to provide remedies related primarily to safety concerns as a result of actual or threatened regulatory or court actions. Our reserves for product recalls include the expected costs to be incurred by Visteon related to these actions. As part of our spin-off from Ford, Visteon and Ford agreed on a division of liabilities including liabilities related to product recalls. Visteon and Ford agreed on a division of responsibility for recall matters as follows: (a) Ford will retain liability for all recall claims that involve parts made or sold by Visteon for 1996 or earlier model year Ford vehicles, (b) Visteon is liable for all recall claims that involve parts made or sold by Visteon for 1997 or later model year Ford vehicles in accordance with Ford’s global standard purchase order terms as applied to other Tier 1 suppliers, and (c) Visteon has assumed all responsibility for recall claims relating to parts made or sold by Visteon to any non-Ford customers. Visteon accrues for recall claims for products sold based on management estimates, with support from our sales, engineering, quality and legal activities, of the amount that eventually will be required to settle such claims. This accrual, which is reviewed in detail on a regular basis, is based on several factors, including the terms of Visteon’s master transfer agreement with Ford, past experience, current claims, industry developments and various other considerations.

New Accounting Standards and Accounting Changes

      Starting January 1, 2003, Visteon began expensing the fair value of stock-based awards granted to employees pursuant to SFAS 123. This standard was adopted on a prospective method basis for stock-based awards granted, modified or settled after December 31, 2002, and resulted in additional compensation expense of about $4 million in 2003.

      In December 2003, the FASB issued revised Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. Application of FIN 46 is required during the fourth quarter of 2003 for interests in structures that are commonly referred to as special-purpose entities; immediately for all new entities created after February 1, 2003; and for all other types of variable interest entities in the first quarter of 2004. The effect of applying the initial consolidation provisions of FIN 46 on Visteon’s results of operations or financial position as of December 31, 2003 was not significant. We do not expect the application of the remaining consolidation provisions of FIN 46, as required in the first quarter of 2004, will have a material effect on Visteon’s results of operations or financial position.

      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (“SFAS 149”), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 149 is effective for contracts entered into or modified after June 30, 2003. We currently have no contracts that fall within the guidelines of the new requirements and, as such, there was no effect of adopting SFAS 149 on Visteon’s results of operations or financial position.

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and the first interim period beginning after June 15, 2003. We currently have no financial instruments that fall within the guidelines of the new requirements and, as such, there was no effect of adopting SFAS 150 on Visteon’s results of operations or financial position.

      In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003) (“SFAS 132-R”), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This revised statement expands financial statement disclosures for defined benefit plans related to plan assets, investment policies, future benefit payments and plan contributions. Certain requirements of SFAS 132-R are effective for the year ended December 31, 2003, with additional requirements during 2004.

BUSINESS

Overview

      Visteon Corporation is a leading global supplier of automotive systems, modules and components to global vehicle manufacturers and the automotive aftermarket. Headquartered in Dearborn, Michigan, we have global capabilities, with regional headquarters in Kerpen, Germany; Shanghai, China; and São Paulo, Brazil. We have a workforce of approximately 72,000 and a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

      We operate in two business segments: Automotive Operations and Glass Operations.

      Automotive Operations. We are a leading global supplier of automotive systems, modules and components in the following product areas: climate control, interior, exterior, powertrain, chassis and electronics. Our products are featured on vehicles built by many leading automotive manufacturers, including Ford Motor Company, General Motors, Toyota, DaimlerChrysler, Volkswagen, Honda, Renault, Nissan, Hyundai, Peugeot, Mazda and BMW. The Automotive Operations segment accounted for 97% of our 2003 total sales.

      Glass Operations. Our Glass Operations segment designs, produces and distributes automotive glass products for Ford and aftermarket customers, and float glass for commercial architectural and automotive applications. The Glass Operations segment accounted for 3% of our 2003 total sales.

      We were incorporated in Delaware in January 2000 as a wholly-owned subsidiary of Ford. Ford subsequently transferred to us the assets and liabilities comprising its automotive components and systems business. We separated from Ford on June 28, 2000 when all of our common stock was distributed by Ford to its shareholders.

Products

      When working with a customer, our goal is to understand the design intent and brand image for each vehicle and leverage our extensive experience and innovative technology to deliver products that enable the customer to differentiate the vehicle. We support our products with a full-range of styling, design, testing and manufacturing capabilities, including just-in-time and in-sequence delivery.

      The following discussion describes the major product groups within each segment.

Automotive Operations

      Chassis Products & Systems. Visteon designs and manufactures a wide array of chassis-related products, from driveline systems for popular all-wheel drive vehicles to steering and suspension systems.

Chassis Product Lines	Description

Driveline Systems	Visteon produces all of the major components for an all-wheel drive system. Major products include front and rear independent suspension and solid-beam axles, propshafts, halfshafts, and power transfer units. Visteon’s slip-in-tube propshaft is an example of our exclusive technology that reduces weight and improves noise, vibration and harshness (“NVH”) and vehicle crash performance.
Steering Systems/ Steering Columns	Visteon designs and produces hydraulic power assisted steering systems, rack and pinion steering gears, recirculating ball nut steering gears, and power steering pumps. We have also developed electric power assisted steering (“EPAS”) systems, which use electric motors rather than conventional hydraulics.

Chassis Product Lines	Description

Suspension Systems/ Misc. Components	Visteon’s suspension products include corner and suspension modules, brake hubs and rotors, knuckles and spindles, in a variety of materials, and stabilizer bars.
Catalytic Converters	Visteon designs and manufactures catalytic converters and other exhaust system products.

      Interior Products & Systems. Visteon is one of the leading global suppliers of cockpit systems, instrument panels, door modules and interior trim and console modules.

Interior Product Lines	Description

Cockpit Systems	Visteon’s cockpits incorporate the latest in driver information, entertainment, vehicle controls and climate control features and package a variety of structural, electronic and safety components. We provide our customers with a complete array of services including advanced engineering and computer aided design, styling concepts and modeling and in-sequence delivery of manufactured parts. Visteon’s cockpit systems incorporate our instrument panels which consist of a substrate and the optional assembly of structure, ducts, registers, passenger airbag system (integrated or conventional), finished panels and the glove box assembly.
Door/ Trim/ Modules & Seat Systems	Visteon provides a wide range of door trim panels and modules as well as a variety of interior trim products.
Console	Visteon’s console modules expand the functionality of today’s console offerings, delivering flexible and versatile storage options to the consumer. The modules are interchangeable units and offer consumers a wide range of storage options that can be tailored to their individual needs.

      Climate Control Products & Systems. Visteon is one of the leading global suppliers of components, modules and systems that provide automotive heating, ventilation and air conditioning and powertrain cooling.

Climate Control Product Lines	Description

HVAC Systems	Visteon designs and manufactures fully integrated heating, air conditioning and powertrain cooling systems consisting of heat exchangers, air handling modules, heater and A/C controls, compressors, and front end modules. Heat exchangers provide the mechanism of heat transfer for automotive air conditioning and powertrain cooling systems. Included in the offering are radiators, condensers, evaporator and heater cores, integrated heat exchangers, cooling modules and intercoolers. Visteon’s air handling modules heat and cool air and distribute it throughout the passenger cabin. Visteon designs and manufactures mechanical and electronic A/C and heater controls. These controls allow passengers to select various air temperature, speed and distribution combinations for optimal comfort. Compressors pump refrigerant through the air conditioning systems. Compressor technologies include fixed and variable displacement swashplate designs, as well as fixed and variable capacity scroll designs. The front end module integrates structural, exterior cooling, electrical and lighting components and subsystems in order to achieve improvements in packaging and vehicle thermal and front-end structure performance.

Climate Control Product Lines	Description

Powertrain Cooling Systems	Cooling functionality and thermal management for the vehicle powertrain system (engine and transmission) is provided by powertrain cooling.

      Powertrain Products & Systems. Visteon offers innovative designs in engine management, fuel storage and delivery and electrical conversion systems, which are designed to provide the automotive customer with solutions that enhance powertrain performance, fuel economy and emissions control.

Powertrain Product Lines	Description

Powertrain Electronics, Ignition, Engine Air/ Fuel Systems, Air Induction Systems and other Powertrain	Visteon has a complete line of products for vehicle engine and powertrain management, including the powertrain control module. Visteon’s diverse line of sophisticated powertrain products are designed to deliver improved fuel economy and reduced emissions while enhancing performance. These products include air charging assemblies and air induction systems, torque enhancement systems, intake manifolds, long life filtration systems, fuel injectors and rails, mechanical and electronic throttle bodies, and ignition coils.
Starters, Alternators and Wiper Washer	Visteon offers a wide range of alternators and starters to meet differing needs of the automotive customer. In addition, Visteon is working to develop technologies that meet future higher-voltage vehicle architectures (including integrated starter-generators).
Fuel Tanks, Fuel Delivery, and Carbon Canisters	Visteon manufactures systems and components to support low emissions vehicles. The principal products in these systems are plastic blow-molded and thermoformed fuel tanks, fuel pumps and delivery modules, and fuel vapor storage systems.

      Electronic Products & Systems. Visteon is one of the leading global suppliers of high-tech in-vehicle entertainment, driver information, wireless communication, safety and security electronics.

Electronic Product Lines	Description

Audio Systems	Visteon produces a wide range of audio systems and components, including integrated cassette/CD/MP3 radios and amplifiers. Examples of Visteon’s latest electronics products include digital and satellite radios, HD Radio broadcast tuners, audiophile systems and advanced bluetooth interface modules integrated with Visteon Voice capability. Visteon’s MACH® digital signal processing (“DSP”) is an integrated technology providing improved performance for entertainment systems and can support branded audio systems such as Boston Acoustics and Sony.
Driver Information Systems	Visteon designs and builds a wide range of displays, from analog electronic to high impact clusters and light emitting diode (“LED”) displays.

Electronic Product Lines	Description

Integrated Electronics and Infotainment Systems	Visteon has developed numerous products to assist driving and enhance safety. These include Visteon Voice Technology™, adaptive cruise control, anti-theft systems, remote keyless entry systems and tire pressure monitoring. Visteon is working with United States Department of Transportation (“USDOT”) to develop lane departure warning systems. Visteon delivers in-vehicle entertainment that provides consumers with DVD and wireless headphone systems capable of interacting with other plug and play multimedia.

      Exterior Products & Systems. Visteon can provide exterior packages that deliver high quality and functionality to the automotive customer.

Exterior Product Lines	Description

Lighting	Visteon designs and builds a wide variety of headlamps, rear lamps, high-mount stop lamps and foglamps using leading edge technologies such as LED, HID, AFS and projector headlamps.
Bumpers	Visteon offers bumper systems, fascias and assemblies and valance panels.

Glass Operations

      Our Glass Operations segment designs, produces, and distributes automotive glass products for Ford and aftermarket customers, and float glass for commercial architectural and automotive applications. Glass Operations accounted for about $563 million, or 3%, of our 2003 total sales. The following table provides a description of the Glass Operations segment product lines:

Glass Product Lines	Description

Glass	Products include windshields, backlites, moonroofs and side windows. Capabilities include glass design, development and manufacturing. Aftermarket replacement glass products are distributed under the Carlite® brand name. Visteon also produces float glass for commercial architectural and automotive markets. Architectural glass is distributed under the Versalux® brand name.

Customers

      We sell our products primarily to global vehicle manufacturers. In addition, we sell products for use as aftermarket and service parts to automotive original equipment manufacturers and others for resale through their own independent distribution networks.

Vehicle Manufacturers

      We sell to all of the world’s largest vehicle manufacturers including Ford, General Motors, Toyota, DaimlerChrysler, Honda, Volkswagen, Renault, Nissan, Hyundai, Peugeot, Mazda and BMW. Ford is our largest customer, and our sales to Ford accounted for about 76% of our 2003 total sales. Our top five customers other than Ford accounted for approximately 10% of our total 2003 sales, which includes certain sales to Mazda Motor Corporation, of which Ford owns a 33.4% equity interest.

      Price reductions are typically negotiated on an annual basis between suppliers and vehicle manufacturers. Such reductions are intended to take into account expected annual reductions in the overall cost to the supplier of providing products and services to the customer, through such factors as overall increases in manufacturing productivity, material cost reductions, and design-related cost improvements. We have agreed to provide specific average productivity price reductions to our largest customer, Ford, for North American sales through 2007. We have an aggressive cost reduction program that focuses on reducing our total costs, which are intended to offset these customer price reductions, but there can be no assurance that such cost reduction efforts will be sufficient to do so.

Aftermarket

      We sell products to the worldwide aftermarket as replacement parts or as customized products, such as body appearance packages and in-car entertainment systems, for current production and older vehicles. In 2003, our aftermarket sales were $992 million, representing 6% of our total sales. We currently sell 58% of these products to the independent aftermarket and 42% to Ford’s Automotive Consumer Service Group, the principal aftermarket sales organization of Ford. In 2003, aftermarket sales of our glass products were $155 million, representing 1% of our total sales and 16% of our total aftermarket sales.

Competition

      We conduct our business in a complex and highly competitive industry. The global automotive parts industry principally involves the supply of systems, modules and components to vehicle manufacturers for the manufacture of new vehicles. Additionally, suppliers provide components to other suppliers for use in their product offerings and to the aftermarket for use as replacement or enhancement parts for older vehicles. As the supplier industry continues to consolidate, the overall number of competitors has decreased and the automotive parts industry remains extremely competitive. Vehicle manufacturers rigorously evaluate suppliers on the basis of product quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, leanness of facilities, operational flexibility, customer service and overall management. Many of our competitors have lower cost structures, particularly with respect to wages and benefits, than our company.

      Our overall product portfolio is extremely broad by industry standards. Very few other Tier 1 suppliers compete across the full range of our product areas. Visteon does have significant competition in each of its market segments; the most significant competitors by segment are listed below.

      Automotive Operations. Our principal competitors in the Automotive Operations segment include the following: American Axle & Manufacturing Holdings, Inc.; Behr GmbH & Co. KG; Robert Bosch GmbH; Dana Corporation; Delphi Corporation; Denso Corporation; Faurecia Group; Johnson Controls, Inc.; Lear Corporation; Magna International Inc.; Siemens VDO Automotive AG; TRW Automotive Corp.; and Valéo S.A.

      Glass Operations. Our principal competitors in the Glass Operations segment include the following: Asahi Glass Co., Ltd.; AFG Industries, Inc.; Guardian Industries Corp.; Pilkington plc; and PPG Industries, Inc.

Seasonality

      Our business is moderately seasonal because our largest North American customers typically halt operations for about two weeks in July for model year changeovers and about one week in December during the winter holidays. In addition, third quarter automotive production traditionally is lower as new models enter production. Accordingly, our third and fourth quarter results may reflect these trends.

Product Research and Development

      Visteon’s research and development efforts are intended to maintain our leadership position in the industry and provide us with a competitive edge as we seek additional business with new and existing customers. Total research and development expenditures were approximately $903 million in 2003, $902 million in 2002 and $1,037 million in 2001. We have realigned resources to focus on our growth businesses and discontinued work on products where revenues and margins were not in line with investments. Visteon also works with technology development partners, including customers, to develop technological capabilities and system enhancements.

Intellectual Property

      Visteon owns significant intellectual property, including a large number of patents, copyrights, proprietary tools and technologies and trade secrets, and is involved in numerous licensing arrangements. Although Visteon’s intellectual property plays an important role in maintaining its competitive position, no single patent, copyright, proprietary tool or technology, trade secret or license, or group of related patents, copyrights, proprietary tools or technologies, trade secrets or licenses, is, in the opinion of management, of such value to Visteon that its business would be materially affected by the expiration or termination thereof. The company’s general policy is to apply for patents on an ongoing basis in the United States and appropriate other countries on its significant patentable developments.

      Visteon also views its name and mark as significant to its business as a whole. In addition, the company owns a number of other trade names and marks applicable to certain of its businesses and products that it views as important to such businesses and products.

Raw Materials

      Raw materials used by us in the manufacture of our products primarily include steel, aluminum, resins, precious metals and urethane chemicals. All of the materials used are generally readily available from numerous sources except precious metals. Precious metals (for catalytic converter production) are purchased from Ford, and Ford assumes the risk of assuring supply and accepts market price risk. We do not anticipate significant interruption in the supply of raw materials that would have a material impact on our business.

Workforce

      Visteon’s workforce as of December 31, 2003 included approximately 72,000 persons, of which approximately 17,100 were salaried employees and 54,900 were hourly workers.

      Of the hourly workforce, approximately 19,800 are Ford employees covered under the Ford-UAW master collective bargaining agreement. Pursuant to an hourly employee assignment agreement, as amended and restated, between Visteon and Ford, Ford has indefinitely assigned these Ford-UAW workers to work at Visteon facilities, and Visteon has agreed to reimburse Ford for the wage, benefit and other costs incurred by Ford related to these workers. Further, effective as of December 22, 2003, approximately 600 hourly employees of Visteon who worked in UAW-represented facilities of Visteon at the effective date but were covered by a separate collective bargaining agreement between the UAW and Visteon have been converted to Ford-UAW employees and designated as Visteon-assigned workers under the hourly employee assignment agreement. In addition, as part of the current Ford-UAW master collective bargaining agreement, Ford has agreed to offer transfers to Ford-UAW workers assigned to Visteon facilities to positions at Ford facilities as they become available and to prohibit the transfer of Ford-UAW workers to positions at Visteon facilities. The present Ford-UAW master collective bargaining agreement expires in September 2007. Although we have the right to participate in future negotiations as well as the planning and strategy development concerning the terms of, and issues arising under, the current and future Ford-UAW collective bargaining agreements, Ford reserves the right to handle such matters if a joint course of action cannot be agreed upon.

      Visteon, Ford and the UAW have also entered into a memorandum of understanding, which provides, among other things, that Visteon and the UAW will enter into a new collective bargaining agreement covering employees hired by Visteon at its UAW-represented facilities in the future and that the parties will enter into discussions for the purpose of negotiating a supplement to such new Visteon-UAW collective bargaining agreement that provides for competitive wage and benefit levels for such future hires. We expect to conclude negotiations of this supplement during the first quarter of 2004; however, we cannot anticipate at this time the expected impact that this new arrangement may have on our results of operations or financial condition. Further, in the event the parties are unable to agree to the terms of the supplement, the Visteon-UAW collective bargaining agreement will mirror the Ford-UAW collective bargaining agreement.

      In Europe, all Ford employees (both hourly and salaried) working in Visteon facilities at the time of the spin-off became Visteon employees. In the spin-off agreement with the employee representatives, it was agreed that, during their employment and retirement, Visteon would provide these employees with wages, benefits and other terms of employment that closely reflect those provided by Ford to its employees in the respective countries. The majority of our European employees are members of industrial trade unions and confederations within their respective countries. Many of these organizations operate under collective contracts that are not specific to any one employer. Visteon’s national agreement with the British trade unions will expire in November 2004. Visteon’s collective agreement with the German trade unions expired on December 31, 2003; negotiations for a new agreement are continuing.

      We constantly work to establish and maintain positive, cooperative relations with our unions around the world and we believe that our relationships with unionized employees to be satisfactory. There have been no significant work stoppages in the past three years.

Environmental Matters

      Visteon is subject to the requirements of federal, state, local and foreign environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. Visteon is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste. Further, in connection with our spin-off from Ford, Visteon and Ford have generally agreed that Visteon would assume all liabilities for existing and future claims relating to sites that were transferred to us and our operation of those sites, including off-site disposal, except as otherwise specifically retained by Ford in the master transfer agreement. At the time of spin-off, Visteon and Ford also agreed on a division of liability for, and responsibility for management and remediation of, environmental claims existing at that time.

      We are aware of contamination at some of our properties and have agreed to an allocation of liability with Ford relating to various third-party superfund sites at which Ford has been named as a potentially responsible party. We are in various stages of investigation and cleanup at these sites. At December 31, 2003, Visteon had recorded a reserve of approximately $13 million for this environmental investigation and cleanup. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond our control and which may change dramatically. Accordingly, although we believe our reserves to be adequate based on current information, we cannot assure you that our eventual environmental investigation and cleanup costs and liabilities will not exceed the amount of our current reserve. During 2003, we did not incur any material capital expenditures relating primarily to environmental compliance.

Legal Proceedings

      We are involved in routine litigation incidental to the conduct of our business. We do not believe that any litigation to which we are currently a party would, if determined adversely to us, have a material adverse effect on our financial condition, results of operations or cash flows, although such an outcome is possible.

DESCRIPTION OF NOTES

      This description of terms of the notes adds information to the descriptions of the general terms and provisions of notes in the prospectus. If this summary differs in any way from the summary in the prospectus, you should rely on this summary. The notes are part of the notes we registered to be issued on terms to be determined at the time of sale.

General

      The notes initially will be limited to $450 million aggregate principal amount. The notes will mature on March 10, 2014. The notes will be our unsecured obligations and will bear interest from March 10, 2004 at the rate per annum set forth on the cover page of this prospectus supplement. Interest will be payable on March 10 and September 10 of each year, commencing September 10, 2004, to the persons in whose names the notes are registered at the close of business on the 15th calendar day preceding each such date, subject to certain exceptions. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

      We may, without the consent of the holders of the notes, issue additional notes ranking pari passu with the notes and with the same interest rate, maturity and other terms as the notes. Any additional notes will, together with the notes, constitute a single series of notes under the indenture. No additional notes may be issued if an event of default (as defined in the indenture governing the notes) has occurred. The Trustee under the indenture is J.P. Morgan Trust Company, National Association as successor to Bank One Trust Company, N.A.

Optional Redemption

      The notes may be redeemed in whole at any time or in part from time to time, at the option of Visteon, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, and (2) the sum of the present value of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

      “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

      “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Independent Investment Banker” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. and their respective successors or, if both such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with Visteon.

      “Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or, (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means (1) each of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), Visteon will substitute for such firm another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with Visteon.

      “The Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

      Holders of notes to be redeemed as provided above will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes of the series are to be redeemed, the Trustee will select, not more than 60 days before the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the Trustee deems fair and appropriate.

Book-Entry, Delivery and Form

      The notes will be issued in the form of one or more fully registered Global Notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”), and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Beneficial interests in the Global Notes will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

Global Clearance and Settlement Procedures

      Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository’s Same-Day Funds Settlement System.

UNDERWRITING

      Visteon and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement dated March 3, 2004 with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amounts of notes indicated in the following table.

Principal Amount
Underwriter	of the Notes

J.P. Morgan Securities Inc.	$148,500,000
Citigroup Global Markets Inc.	121,500,000
Deutsche Bank Securities Inc.	36,000,000
UBS Securities LLC	36,000,000
Credit Suisse First Boston LLC	36,000,000
Morgan Stanley & Co. Incorporated	13,500,000
BNP Paribas Securities Corp.	9,000,000
Lazard Frères & Co. LLC	9,000,000
HSBC Securities (USA) Inc.	9,000,000
Comerica Securities	9,000,000
Scotia Capital (USA) Inc.	9,000,000
Banc One Capital Markets, Inc.	9,000,000
BNY Capital Markets, Inc.	4,500,000

Total	$450,000,000

      Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to .60% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to .30% of the principal amount of the notes. If all the notes are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms.

Underwriting Compensation	Per Note	Total

Underwriting Discounts and Commissions paid by us	1.35%	$6,075,000

      Visteon estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $360,000.

      J.P. Morgan Securities Inc., or JPMorgan, will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

      In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged and may in the future engage in various other banking and financial services for and commercial transactions with Visteon and its affiliates. The Trustee for the notes is an affiliate of JPMorgan, one of the underwriters.

      Lazard Frères & Co. LLC (“Lazard”) has entered into an agreement with Mitsubishi Securities (USA), Inc. (“Mitsubishi”) pursuant to which Mitsubishi provides certain advisory and/or other services to Lazard, including in respect of this offering. In return for the provision of such services by Mitsubishi to Lazard, Lazard will pay to Mitsubishi a mutually agreed upon fee.

      The notes are new issues of securities with no established trading market. Visteon has been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes of either series.

      In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

      Visteon has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      We expect to deliver the notes against payment for the notes on or about the day specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

LEGAL OPINIONS

      The legality of the notes will be passed on for Visteon by Foley & Lardner LLP, Detroit, Michigan. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will issue an opinion letter as to certain legal matters for the Underwriters. Skadden, Arps, Slate, Meagher & Flom LLP represents Visteon from time to time in connection with legal matters.

EXPERTS

      Our consolidated balance sheet as of December 31, 2003 and 2002 and our related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003, incorporated by reference into this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2003, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report incorporated by reference, and have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP on those financial statements, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. Our registration statement and these other filings are available to you at the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C., New York, New York and in Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may inspect our SEC filings at the New York Stock Exchange, the exchange on which our common stock is listed, at 20 Broad Street, 7th Floor, New York, NY 10005.

      The SEC allows us to “incorporate by reference” information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and supersede the previously filed information. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the notes (SEC File No. 001-15827):

•	our annual report on Form 10-K for the year ended December 31, 2003;

•	our current reports on Form 8-K dated and filed on February 27, 2004, March 1, 2004 and March 4, 2004; and

•	our proxy statement on Schedule 14A filed on March 31, 2003.

      You may request copies of these filings, at no cost, by writing, telephoning or E-mailing us at the following address:

Visteon Corporation

Attn: Investor Relations
17000 Rotunda Drive
Dearborn, Michigan 48121
Telephone: (877) 367-6092
E-Mail: vcstock@visteon.com

      Generally, the above-referenced documents also may be obtained through our website at www.visteon.com <http://www.visteon.com> free of charge as soon as reasonably practicable after we file these reports with the SEC. Other information contained on our website, or connected to that site, not specifically incorporated by reference is not a part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

PROSPECTUS

$800,000,000

Visteon Corporation

Notes

Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

Visteon Capital Trust I

Trust Preferred Securities

fully and unconditionally guaranteed,
as described in this prospectus, by
Visteon Corporation

       We may from time to time issue up to $800,000,000 of securities described in this prospectus.

      This prospectus contains a general description of the securities we may offer. Each time we sell securities, a prospectus supplement will specify the terms of the securities.

      You should read this prospectus and any prospectus supplement together with the information described under “Where You Can Find More Information.”

      See “Risk Factors” on page 3 for information you should consider before buying these securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2002.

Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Visteon Corporation
Overview
Products
Customers
Workforce
Key Industry Trends And Visteon’s Positioning
Arrangements With Ford and its Affiliates
Recent Developments
The Offering
RISK FACTORS
Risks Relating to the Notes and Our Indebtedness
Risks Relating to Our Business
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Restructuring, Dispositions and Special Charges
Results of Operations
Results of Operations
Liquidity and Capital Resources
Pension and Postretirement Benefits
Cash Flows
Critical Accounting Policies
New Accounting Standards and Accounting Changes
BUSINESS
Overview
Products
Customers
Competition
Seasonality
Product Research and Development
Intellectual Property
Raw Materials
Workforce
Environmental Matters
Legal Proceedings
DESCRIPTION OF NOTES
General
Optional Redemption
Book-Entry, Delivery and Form
Global Clearance and Settlement Procedures
UNDERWRITING
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ABOUT THIS PROSPECTUS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
VISTEON CORPORATION
THE TRUST
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF GUARANTEE
BOOK-ENTRY ISSUANCE
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINIONS

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that Visteon Corporation (“Visteon”) and Visteon Capital Trust I (the “trust”) filed with the SEC using a “shelf” registration process. Under this shelf process, in one or more offerings, Visteon may sell:

•	notes;

•	preferred stock;

•	common stock;

•	depositary shares;

•	warrants;

•	stock purchase contracts; and

•	stock purchase units,

and the trust may sell trust preferred securities representing undivided beneficial interests in the assets of the trust.

      This prospectus provides you with a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information.”

      The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about Visteon and the trust and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under “Where You Can Find More Information.”

RISK FACTORS

      Before you invest, we urge you to consider carefully the risks and uncertainties we describe in our SEC filings incorporated by reference into this prospectus and in the applicable prospectus supplement. The risks and uncertainties so identified are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. The registration statement and these other filings are available to you at the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC’s regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may inspect our SEC filings at the New York Stock Exchange, the exchange on which our common stock is listed, at 20 Broad Street, 7th Floor, New York, New York 10005.

      The SEC allows us to “incorporate by reference” information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and supersede the previously filed information. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus (SEC File No. 001-15827):

•	our registration statement on Form 8-A filed June 2, 2000;

•	our annual report on Form 10-K for the year ended December 31, 2001; and

•	our current reports on Form 8-K dated and filed on January 8, 2002, January 18, 2002, February 19, 2002, March 11, 2002 and March 26, 2002.

      You may request copies of these filings, at no cost, by writing or telephoning us at the following address:

Visteon Corporation

Attn: Investor Relations
5500 Auto Club Drive
Dearborn, Michigan 48126
Telephone: (877) 367-6092
Fax: (313) 390-1877

      We maintain a website at http://www.visteon.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

      The trust has no separate financial statements. Separate financial statements would not be material to holders of the trust preferred securities because the trust has no independent operations.

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. Our securities are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

      Each reference in this prospectus to “Visteon,” “we,” “our” or “us” means Visteon Corporation and its consolidated subsidiaries, unless the context requires otherwise.

      This prospectus contains and incorporates by reference forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek” and “estimate” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to risks and uncertainties. Some of these risks and uncertainties are and will be described in SEC filings incorporated by reference into this prospectus and in our prospectus supplements. Any risks and uncertainties which develop into actual events could have material adverse effects on our business, financial condition and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

VISTEON CORPORATION

     General

      We are a leading global supplier of automotive systems, modules and components. We sell our products primarily to global vehicle manufacturers and also sell to the worldwide aftermarket for replacement and vehicle appearance enhancement parts. We operate in two business segments: Automotive Operations and Glass Operations.

      Ford Motor Company established our company as a wholly-owned subsidiary in January 2000 and subsequently transferred to us the assets and liabilities comprising Ford’s automotive components and systems business. We became independent from Ford on June 28, 2000.

      Our world headquarters are located in Dearborn, Michigan. We also maintain regional headquarters in Cologne, Germany, Yokahama, Japan and Sao Paulo, Brazil. We maintain technical facilities/sales offices and plants in 25 countries throughout the world.

      Our principal executive offices are located at 5500 Auto Club Drive, Dearborn, Michigan 48126, where our telephone number is (800) 847-8366.

     Automotive Operations

      We are a leading global supplier of automotive climate control, interior/exterior, energy transformation, chassis systems and telematics/multimedia systems modules and components. Products manufactured by us include:

•	heating, ventilation and air conditioning components and systems;

•	powertrain cooling components and systems;

•	electrical conversion, fuel storage and delivery products (such as electronic engine controls, alternators, starters and fuel tanks);

•	steering and chassis products;

•	cockpit modules, seating, interior trim and lighting;

•	bumpers;

•	fascias; and

•	in-vehicle entertainment, driver information, navigation, wireless communication and safety and security electronics.

     Glass Operations

      Our Glass Operations are composed of our vehicle glazing product group, which produces glass products for Ford and aftermarket customers, and our commercial glass product group, which produces float glass for commercial architecture.

     Customers

      We sell our products primarily to global vehicle manufacturers and we do business with the world’s largest vehicle manufacturers. Ford is our largest customer. In 2001, our sales to Ford accounted for about 82% of our total sales. Our top five customers other than Ford accounted for 7% of our total 2001 sales. Mazda Motor Corporation, of which Ford owns a 33.4% equity interest, is one of our top five non-Ford customers, accounting for 1% of our 2001 sales. In 2001, more than 75% of the new business we were awarded for delivery in future years was non-Ford business.

      In addition, we sell products for use as aftermarket and service parts to automotive original equipment manufacturers and others for resale through their own independent distribution networks. We sell products to the worldwide aftermarket as replacement parts or as customized products, such as body appearance packages and in-car entertainment systems, for current production and older vehicles. In 2001, our aftermarket sales were $898 million, representing 5% of our total sales. We currently sell 51% of these products to the independent aftermarket and 49% to Ford’s Automotive Consumer Service Group, the principal aftermarket sales organization of Ford. In 2001, aftermarket sales of our glass products were $177 million, representing less than 1% of our total sales and about 20% of our total aftermarket sales.

THE TRUST

      We formed Visteon Capital Trust I, a Delaware business trust, to raise capital for us by:

•	issuing trust preferred securities under this prospectus; and

•	investing the proceeds from the sale of the trust preferred securities in our junior subordinated notes.

      The trust will use the payments it receives on the junior subordinated notes to make cash payments to the holders of the trust preferred securities.

      We will own all of the common securities of the trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of the trust’s total capitalization. The common securities will have terms substantially identical to, and generally will rank equal in priority of payment with, the trust preferred securities. If we default on the corresponding junior subordinated notes, then distributions on the common securities will be subordinate to the trust preferred securities in priority of payment.

      As holders of the common securities, we (except in certain circumstances) have the power to:

•	appoint the trustees of the trust;

•	replace or remove any of the trustees; and

•	increase or decrease the number of trustees.

      The trustees we appoint will conduct the business and affairs of the trust. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of the trust is a financial institution that will not be our affiliate and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. Unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of the trust will have its principal place of business or reside in the State of Delaware.

      We will fully and unconditionally guarantee the trust preferred securities to the extent described under “Description of Guarantee.”

      The principal executive office of the trust is c/o Visteon Corporation, 5500 Auto Club Drive, Dearborn, Michigan 48126 and the telephone number is (800) 847-8366.

USE OF PROCEEDS

      We will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, except as we state otherwise in a prospectus supplement. If we intend to use the proceeds to repay outstanding debt, then we will provide details about the debt that is being repaid.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of our “earnings” to our “fixed charges” for each of the years 1997 through 2001 was:

Year Ended December 31,

2001		2000	1999	1998	1997

N/A	(1)	2.8	7.6	11.8	8.5

      For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees,

•	our fixed charges,

•	amortization of capitalized interest and

•	distributed income of equity investees,

      less: capitalized interest.

      “Fixed charges” means the sum of:

•	the interest we paid on borrowed funds,

•	the amount we amortized for debt discount, premium and issuance expense and

•	one-third of all our rental expense (the proportion considered representative of the interest factor).

(1)	For the year ended December 31, 2001, fixed charges exceeded earnings by $183 million, resulting in a ratio of less than one.

DESCRIPTION OF NOTES

Description of Senior Notes

     General

      We describe in this section the general terms that will apply to a series of senior notes that we may offer by this prospectus. When we issue a particular series, we will describe in a prospectus supplement (i) the specific terms of the senior notes and (ii) any general terms described in this section that will not apply to the senior notes of that series.

      We expect to issue the senior notes under an indenture with J.P. Morgan Trust Company, National Association, as trustee, which we call the “senior indenture” and which is included as an exhibit to the registration statement. We have summarized particular provisions of the senior indenture and have included the relevant section numbers of the indenture in parentheses. Our discussion of the senior indenture is not complete; you should read the senior indenture for a more complete understanding of the provisions we describe. The senior indenture is governed by the Trust Indenture Act of 1939, as amended.

      The aggregate principal amount of notes that we may issue under the senior indenture is unlimited (section 2.01).

      The senior notes may be issued from time to time in one or more series. We will describe the specific terms of each series of senior notes in a prospectus supplement, including some or all of the following:

(1) the designation of the senior notes;

(2) the authorized denominations if other than $1,000 (or integrals of $1,000) for registered notes and if other than $5,000 for unregistered notes;

(3) any limit on the aggregate principal amount of the senior notes;

(4) the percentage of their principal amount at which the senior notes are issued, if less than 100%;

(5) the maturity date or dates of the senior notes, or the manner of determining the maturity date or dates;

(6) the annual interest rate or rates, if any, which may be fixed or variable; and the manner of calculating any variable interest rate;

(7) the date or dates from which interest, if any, will accrue (or the method of determining such date or dates), and the interest payment dates and their associated record dates;

(8) whether we may redeem the senior notes and, if so, the redemption date or dates, redemption price or prices and other terms of redemption;

(9) whether the senior notes will be convertible into or exchangeable for securities, and if so, the terms and conditions of the conversion or exchange;

(10) any mandatory or optional sinking fund or analogous provisions;

(11) provisions for the defeasance of the senior notes;

(12) the form in which we will issue senior notes (registered or bearer), any restrictions on the exchange of one form for another and on the offer, sale and delivery of senior notes in either form;

(13) whether and under what circumstances we will pay additional amounts on senior notes held by a person who is not a “United States person” (as defined in the prospectus supplement) in respect of specified taxes, assessments or other governmental charges withheld or deducted; and, if so, whether we have the option to redeem the affected notes rather than pay such additional amounts;

(14) if other than U.S. dollars, the currency or currencies for which the senior notes may be purchased and the currency in which the principal of, premium, if any, and interest, if any, on the senior notes is payable;

(15) any exchanges on which the senior notes are to be listed;

(16) whether the senior notes are to be issued in book-entry form and, if so, the identity of the depositary for the book-entry senior notes;

(17) the place or places where the principal of, premium, if any, and interest, if any, on the senior notes is payable;

(18) if the amount of principal of and interest on the senior notes may be determined with reference to an index based on a currency other than that in which the senior notes are denominated, the manner of determining such amounts;

(19) the portion of the principal amount (if other than the full principal amount) of the senior notes payable upon acceleration of their maturity date;

(20) the form and terms of any certificates, documents or conditions required for the issuance of senior notes in definitive form;

(21) any trustees, depositories, authenticating or paying agents, transfer agents, registrars or any other agents with respect to the senior notes if different than those described in this prospectus; and

(22) any other specific terms of the senior notes, including any additional covenants and any terms that may be required or advisable under applicable laws or regulations (section 2.01).

      The senior notes will be unsecured and will rank equally and ratably with all of our other unsecured and unsubordinated debt (other than obligations preferred by mandatory provisions of law).

      Unless we say otherwise in a prospectus supplement, you may present senior notes for transfer (unless issued in book-entry form) or payment at the office of the trustee, c/o J.P. Morgan Trust Company, National Association, 55 Water Street, 1st Floor, Jeanette Park Entrance, New York, New York 10041, attention: Global Corporate Trust Services. We may, however, pay the interest on registered notes by mailing checks to the holders of those notes at the addresses listed in our register or, for holders of at least $10,000,000 aggregate principal amount of notes, by wire transfer of immediately available funds (sections 4.01 and 4.02). We will not levy a service charge for any transfer or exchange of registered notes, but may require payment to cover any tax or other governmental charge payable in connection with a transfer or exchange (section 2.05).

      We may issue discounted notes, bearing no interest or interest at a rate that is below market at the time of issuance, which are sold at a substantial discount below their stated principal amount. When an event of default occurs with respect to discounted notes, the amount that the holders of those notes may declare to be immediately due and payable will be less than the principal amount (section 6.01).

     Book-Entry Senior Notes — Delivery and Form

      Unless otherwise set forth in the applicable prospectus supplement, we will issue the senior notes of a series in the form of one or more global notes, each of which will have an aggregate principal amount equal to the aggregate principal amount of the senior notes that it represents. Each global security will be deposited with a depositary or its nominee and, if in registered form, registered in the name of the depositary or the depositary’s nominee. Each depositary for a global security in registered form must be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and any other applicable statute or regulation (section 2.03). See “Book-Entry Issuance.”

     Covenants

      In this section we describe the principal covenants that will apply to the senior notes unless otherwise indicated in a prospectus supplement. You should refer to the definitions of capitalized terms located at the end of this section when reviewing these covenants.

          Limitation on Liens

      Visteon will not, and will not permit any of its Manufacturing Subsidiaries to, issue or assume any Debt secured by a Mortgage upon any Domestic Manufacturing Property of Visteon or of any Manufacturing Subsidiary, or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether that Domestic Manufacturing Property, those shares of stock or that indebtedness are then currently owned or later acquired) without providing at the same time that Visteon issues or assumes any such Debt that the senior notes (together with any other indebtedness of Visteon or the Manufacturing Subsidiary ranking equally with the notes then existing or later created) will be secured equally and ratably with such Debt.

      The foregoing restriction does not, however, apply if the aggregate amount of Debt that Visteon or any Manufacturing Subsidiary issues or assumes and so secures by Mortgages, together with (A) all other Debt of Visteon and its Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (1) through (5) of the immediately following paragraph and not including Permitted Receivables Financings, and (B) all Attributable Debt of Visteon and its Manufacturing Subsidiaries in respect of sale and lease-back transactions, does not at the time exceed 15% of Consolidated Net Tangible Assets as shown on the audited consolidated financial statements for the most recently completed fiscal year.

      In addition, the covenant described in the first paragraph above does not apply to:

(1) Mortgages on property, shares of stock or indebtedness of any entity existing at the time (a) that the entity becomes a Manufacturing Subsidiary or (b) of a sale, lease or other disposition of all or substantially all of the properties of the entity to Visteon or a Manufacturing Subsidiary;

(2) Mortgages on property that exist at the time Visteon or a Manufacturing Subsidiary acquires the property; or Mortgages to secure (a) the payment of all or part of the purchase price of such property when Visteon or a Manufacturing Subsidiary acquires it, (b) any Debt incurred prior to, at the time of or within 180 days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of its purchase price, or (c) any Debt incurred for the purpose of financing Visteon’s or a Manufacturing Subsidiary’s cost of improvements to such acquired property;

(3) Mortgages securing a Manufacturing Subsidiary’s Debt to Visteon or to another Subsidiary;

(4) Mortgages on property of Visteon or a Manufacturing Subsidiary in favor of:

(a) the United States of America or any state,

(b) any department, agency or instrumentality or political subdivision of the United States of America or any state, or

(c) any other country, or any political subdivision of any other country, in connection with financing arrangements between Visteon or a Manufacturing Subsidiary and any of the foregoing governmental bodies or agencies, to the extent that Mortgages are required by the governmental programs under which those financing arrangements are made, to secure partial, progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction of the property subject to such Mortgages;

(5) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (1) to (4), as long as (a) the principal amount of Debt secured by any such Mortgage does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and (b) the extension, renewal or replacement is limited to all or a part of the property (including improvements) that secured the Mortgage being extended, renewed or replaced (section 4.06).

          Limitation on Sale and Lease-Back Arrangements

      Visteon will not, and will not permit any Manufacturing Subsidiary to, enter into any arrangement with any person in which Visteon or a Manufacturing Subsidiary leases from such person any Domestic Manufacturing Property that (a) Visteon or the Manufacturing Subsidiary owns on the date that the senior notes are originally issued and (b) Visteon or the Manufacturing Subsidiary has sold or will sell to such person (except for temporary leases having a maximum term of three years and except for leases between Visteon and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), unless either:

(1) Visteon or the Manufacturing Subsidiary could, under the covenant on limitation on liens described above, issue, assume, extend, renew or replace Debt secured by a Mortgage on the Domestic Manufacturing Property equal in amount to the Attributable Debt in respect of such sale and lease-back arrangement without equally and ratably securing the senior notes; however, on and after the date that the sale and lease-back arrangement becomes effective, the Attributable Debt in respect of the sale and lease-back arrangement would be deemed for all purposes under the covenant on limitation on liens described above and the covenant on limitation on sale and lease-back arrangements to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (1) through (5) of the description of such covenant), or

(2) Within 180 days of the effective date of the sale and lease-back arrangement, Visteon applies a cash amount equal to the Attributable Debt in respect of the arrangement to the retirement (other than any mandatory retirement or payment at maturity) of Debt of Visteon or any Manufacturing Subsidiary (other than Debt owned by Visteon or any Manufacturing Subsidiary) that by its terms matures at, or is extendible or renewable at the borrower’s option to, a date more than twelve months after the date of the creation of such Debt (section 4.07).

          Limitation on Consolidation, Merger, Sale or Conveyance

      Visteon will not merge or consolidate with any other entity, and will not sell or convey all or substantially all of its assets to any person or entity, unless:

(1) Either Visteon is the surviving corporation or, if not, the successor entity is organized under the laws of the United States or any state and expressly assumes, by executing a supplemental indenture, (a) the obligation to pay the principal of, premium, if any, interest, if any, and any other additional amounts, on all the notes and any coupons and (b) the performance of all of Visteon’s covenants and the satisfaction of all the conditions to be satisfied by Visteon under the senior indenture;

(2) Immediately after the merger, consolidation, sale or conveyance is effective, no event of default under the senior indenture will have occurred or be continuing; and

(3) Visteon delivers to the trustee under the senior indenture a certificate and legal opinion each stating that the merger, consolidation, sale or conveyance, any supplemental indenture, and any assumption by the successor entity of Visteon’s obligations described above, complies with the requirements set forth in article eleven of the senior indenture regarding Visteon’s ability to carry out a merger, consolidation, sale or conveyance of assets (section 11.01).

          Definitions Applicable to Covenants

      The following definitions will apply to the covenants summarized above:

(1) “Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of Visteon), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

(2) “Consolidated Net Tangible Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Visteon and its consolidated Subsidiaries less (a) all current liabilities and (b) goodwill, trade names, patents, unamortized debt discount, organization expenses and other like intangibles of Visteon and its consolidated Subsidiaries.

(3) “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

(4) “Domestic Manufacturing Property” means any manufacturing plant or facility owned by Visteon or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors, is of material importance to the total business conducted by Visteon and its consolidated affiliates as an entity.

(5) “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by a successor entity as may be in general use by significant segments of the accounting profession, which are applicable to circumstances as of the date of determination.

(6) “Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Domestic Manufacturing Property and (C) in which Visteon’s investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $1 billion as shown on the books of Visteon as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include any Subsidiary that is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to Visteon or others or that is principally engaged in financing Visteon’s operations outside the continental United States of America.

(7) “Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

(8) “Non-Recourse Debt” means all Debt which, in accordance with GAAP, is not required to be recognized on a consolidated balance sheet of Visteon as a liability.

(9) “Permitted Receivables Financings” means, at any date of determination, the aggregate amount of any Non-Recourse Debt outstanding on such date relating to securitizations or other similar off-balance sheet financings of accounts receivable of Visteon or any of its Subsidiaries.

(10) “Subsidiary” means any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by Visteon, or by one or more Subsidiaries, or by Visteon and one or more Subsidiaries (section 4.08).

     Defeasance

      If the terms of a series of senior notes provide for defeasance of those notes, we may, at our option, (A) discharge our obligations with respect to all the outstanding senior notes of that series or (B) not comply with any term, provision, condition or covenant contained in the senior indenture with respect to that series, in each case by:

(1) depositing with the trustee funds or obligations issued or guaranteed by the United States of America sufficient to pay and discharge the entire indebtedness on all outstanding senior notes of the series, or fulfilling other terms and conditions of the satisfaction and discharge of the senior notes of the series;

(2) paying all other sums payable with respect to the outstanding senior notes of the series;

(3) delivering to the trustee a legal opinion confirming that the holders of the outstanding senior notes and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance of their notes; and

(4) delivering to the trustee an officer’s certificate and legal opinion each confirming that we have complied with all conditions relating to defeasance of the senior notes contained in the senior indenture (section 12.02).

     Modification of the Senior Indenture

      We may enter into supplemental indentures without your consent to:

(1) evidence the assumption by a successor corporation of our obligations,

(2) add covenants for the protection of the holders of the senior notes,

(3) add or change any of the provisions of the senior indenture to permit or facilitate the issuance of senior notes in bearer form and to provide for the exchange of notes in bearer form with registered notes,

(4) cure any ambiguity or correct any inconsistency in the senior indenture or in a supplemental indenture,

(5) transfer, assign, mortgage or pledge any property to or with the senior indenture trustee,

(6) establish the form or terms of notes of any series as permitted by the terms of the senior indenture,

(7) evidence the acceptance of appointment by a successor trustee, and

(8) change or eliminate provisions of the senior indenture where the changes or eliminations do not apply to any senior notes outstanding and become effective only when there is no senior note outstanding of a series created before the execution of the supplemental indenture that is entitled to the benefit of the provision being changed or eliminated (section 10.01).

      We may enter into a supplemental indenture to modify the senior indenture, any supplemental indenture or the rights of senior note holders with the consent of the holders of not less than a majority in principal amount of the senior notes of all series at the time outstanding that are affected by that modification (voting as one class), if the modification does not:

(1)	change the fixed maturity of any senior notes,

(2)	reduce their principal amount or premium, if any,

(3)	reduce the rate or extend the time of payment of interest or any additional amounts payable on the senior notes,

(4)	reduce the amount due and payable upon acceleration of the maturity of the senior notes or the amount provable in bankruptcy,

(5)	make the principal of, or any interest, premium or additional amounts on, any senior notes payable in a coin or currency different from that provided in the senior notes,

(6)	impair the right to initiate suit for the enforcement of any such payment on or after the stated maturity of the senior notes, or

(7)	reduce the requirement for the consent of the holders of the senior notes to any modification described above, or the percentage required for the consent of the holders to waive defaults, without the consent of the holder of each senior note so affected (section 10.02).

     Events of Default

      An event of default with respect to any series of senior notes is defined in the senior indenture as:

(1) default for five business days after notice in payment of any principal or premium, if any, on the series;

(2) default for 30 days after notice in payment of any interest or additional amounts due with respect to the series;

(3) default for 90 days after notice in performance of any other covenant or agreement applicable to the senior notes or contained in the senior indenture;

(4) default by Visteon or any Significant Subsidiary in any payment of $25,000,000 or more of principal of or interest on any Debt or in the payment of $25,000,000 or more on account of any guarantee in respect of Debt, beyond any period of grace that may be provided in the instrument or agreement under which such Debt or guarantee was created (for these purposes, the term “Significant Subsidiary” is defined as any Subsidiary of Visteon that, at any time, has at least 5% of the consolidated revenues of Visteon and its Subsidiaries at such time as reflected in the most recent annual audited consolidated financial statements of Visteon, and the term “Subsidiary” is defined as in our description of the covenants under the senior indenture); or

(5) certain events of bankruptcy, insolvency or reorganization (section 6.01).

      If an event of default under clause (1), (2), (3) or (4) above occurs with respect to any series, the trustee or the holders of at least 25% in aggregate principal amount of all senior notes then outstanding affected by the event of default may declare the principal (or, in the case of discounted notes, the amount specified in their terms) of all senior notes of the affected series to be due and payable (section 6.01).

      If an event of default under clause (5) above occurs, the senior indenture trustee or the holders of at least 25% in aggregate principal amount of all the senior notes then outstanding (voting as one class) may declare the principal (or, in the case of discounted notes, the amount specified in their terms) of all outstanding senior notes not already due and payable to be due and payable (section 6.01).

      If the principal amount of senior notes has been declared due and payable, the holders of a majority in aggregate principal amount of the outstanding senior notes of the applicable series (or of all the outstanding senior notes) may waive any event of default with respect to that series (or with respect to all outstanding senior notes) if:

•	we deposit with the senior indenture trustee all required payments on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•	all defaults under the senior indenture have been remedied (section 6.01).

      The holders of a majority in aggregate principal amount of a particular series may also waive any default with respect to that series, except a default:

•	in the payment of principal of, or any premium, interest or additional amounts on, any senior notes of that series or

•	in respect of a covenant or provision in the senior indenture that may not be modified without the consent of the holders of each outstanding senior note that would be affected by the modification (section 6.06).

      The senior indenture trustee may withhold notice of any default to the noteholders (except for default in the payment of principal or any premium, interest or additional amounts) if it considers it in the interests of the senior noteholders to do so (section 6.07).

      Subject to the provisions of the senior indenture relating to the duties of the senior indenture trustee when an event of default occurs, the senior indenture trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request, order or direction of any of the senior noteholders, unless those senior noteholders have offered to the senior indenture trustee reasonable indemnity (sections 7.01 and 7.02).

      Subject to such provisions for the indemnification of the senior indenture trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the senior notes of all series affected by the occurrence of an event of default (voting as one class) at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the senior indenture trustee or exercising any trust or power conferred on the senior indenture trustee (section 6.06).

     Concerning the Senior Indenture Trustee

      J.P. Morgan Trust Company, National Association is the trustee under the senior indenture. JPMorgan Chase Bank, an affiliate of the trustee, also acts as depositary for funds of, makes loans to and performs certain other services for us in the normal course of its business. We have initially appointed the senior indenture trustee, acting through its corporate trust office in Chicago, as paying agent for the senior notes.

Description of Subordinated Notes

     General

      We describe in this section the general terms that will apply to any particular series of subordinated notes that we may offer by this prospectus. When we issue a particular series, we will describe in a prospectus supplement (i) the specific terms of the subordinated notes and (ii) any general terms described in this section that will not apply to subordinated notes of that series.

      The subordinated notes will be issued under an indenture with J.P. Morgan Trust Company, National Association, as trustee, which we call the “subordinated indenture.” The subordinated indenture will be qualified under the Trust Indenture Act. The form of subordinated indenture has been filed as an exhibit to the registration statement. The provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture, except for the subordination provisions described below, for which there are no counterparts in the senior indenture. See “Description of Notes—Description of Senior Notes.”

      We have summarized particular provisions of the subordinated indenture and the subordinated notes and have included the relevant section numbers of the subordinated indenture in parentheses. Our discussion of the subordinated indenture is not complete; you should read the form of subordinated indenture for a more complete understanding of the provisions we describe.

     Subordination

      Subordinated notes will be subordinate and subject in right of payment, in the manner and to the extent set forth in the subordinated indenture, to the prior payment in full of all Senior Indebtedness (as defined below) (section 13.01).

      If we make payments to our creditors as a result of:

•	a liquidation;

•	a dissolution;

•	winding up;

•	a reorganization;

•	an assignment for the benefit of creditors;

•	marshaling of assets and liabilities; or

•	any bankruptcy, insolvency or similar proceeding involving us,

then the holders of Senior Indebtedness will first be entitled to receive payment in full in cash of all obligations due on or to become due on or in respect of all Senior Indebtedness before the holders of subordinated notes are entitled to receive any payment or distribution (“Securities Payments”) (section 13.02).

      Until the Senior Indebtedness is paid in full, any Securities Payment to which the holders of subordinated notes would be entitled will be paid or delivered by us, or by any other person making the payment or distribution, directly to the holders of Senior Indebtedness for application to all of the Senior Indebtedness then due (section 13.03).

      We may not make any payments on the account of the subordinated notes, or on account of the purchase or redemption or other acquisition of the subordinated notes, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Indebtedness.

      In the event that the subordinated indenture trustee receives any Securities Payment prohibited by the subordination provisions of the subordinated indenture, the payment will be held by the subordinated indenture trustee in trust for the benefit of, and will immediately be paid over to the holders of Senior Indebtedness or their representative or representatives, or the trustee or trustees under any applicable indenture, for application to the payment of Senior Indebtedness (sections 13.02 and 13.03).

      For purposes of the foregoing, “Securities Payments” will be deemed not to include a payment or distribution of stock or securities provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law which stock or securities are subordinated in right of payment to all then outstanding Senior Indebtedness to at least the same extent as the subordinated notes (section 13.02).

      By reason of the subordination of the subordinated notes, in the event of our insolvency holders of Senior Indebtedness may receive more, ratably, and holders of the subordinated notes having a claim pursuant to such securities may receive less, ratably, than our other creditors. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Indebtedness.

     Definition of “Senior Indebtedness”

      Set forth below is a summary of the definition of “Senior Indebtedness” as used in the subordinated indenture. Please refer to the subordinated indenture for full definitions of all defined term in the subordinated indenture.

      “Senior Indebtedness” includes all of our obligations, as amended or renewed, to pay principal, premium, interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of notes, debentures, bonds or similar instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit, bankers’ acceptances or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements;

•	pursuant to our guarantee of the obligations listed above of another entity; and

•	to satisfy the expenses and fees of the subordinated indenture trustee under the subordinated indenture (section 1.01).

      Senior Indebtedness shall not include:

•	indebtedness for money borrowed of Visteon to any of its subsidiaries or certain other affiliates;

•	indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	indebtedness we may incur in violation of the subordinated indenture (section 1.01).

DESCRIPTION OF PREFERRED STOCK

      In this section we describe the general terms that will apply to preferred stock that we may offer by this prospectus in the future. When we issue a particular series, we will describe the specific terms of the series of preferred stock in a prospectus supplement. The specific terms of any series of preferred stock may differ from the following terms. The description of preferred stock below and in the prospectus supplement are qualified in their entirety by reference to our certificate of incorporation and any applicable amendments which are filed or incorporated by reference as an exhibit to the registration statement.

      Under our certificate of incorporation, our board of directors is authorized to issue preferred stock in one or more series, each with such voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as they may fix or designate without any further vote or action by our stockholders.

      We will describe the specific terms of a series of preferred stock in a prospectus supplement, including some or all of the following:

(1) the maximum number of shares of the series and their designations;

(2) any annual dividend rate;

(3) any dates that dividends begin to accrue or accumulate;

(4) whether the dividends will be cumulative, and any dividend preference;

(5) the price, terms and conditions of any redemption;

(6) any liquidation preference;

(7) whether the shares will be subject to, and the terms and provisions of, a retirement or sinking fund;

(8) any terms and conditions for conversion or exchange of the shares into or for shares of any other class of Visteon securities;

(9) any voting rights;

(10) whether fractional interests will be offered in the form of depositary shares; and

(11) any or all other preferences or other rights or restrictions of the shares of the series.

      Any prospectus supplement that specifies the terms of preferred stock also will describe any restriction on our repurchase or redemption of shares while there is any arrearage in the payment of dividends or, if applicable, sinking fund installments.

      Under Delaware corporation law, the holders of a majority of the outstanding shares of preferred stock may vote together as a single class to approve any amendment to our certificate of incorporation that would increase or decrease the aggregate number of authorized shares of preferred stock or the par value of the preferred stock, or change the powers, preferences or special rights of the preferred stock so as to affect them adversely. If the proposed amendment will change the powers, preferences or special rights of one or more series of shares of preferred stock, but will not impact all outstanding shares of preferred stock, the holders of a majority of the outstanding shares of preferred stock of the series which will be affected may vote together as a single class to approve the amendment.

DESCRIPTION OF COMMON STOCK

      A description of our common stock is included in the registration statement on Form 8-A filed June 2, 2000, which is incorporated by reference into this prospectus. You may obtain the text of that registration statement as described under “Where You Can Find More Information.”

DESCRIPTION OF DEPOSITARY SHARES

      We describe in this section the general terms of the depositary shares. We will describe the specific terms of the depositary shares in a prospectus supplement. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with any particular offering of depositary shares.

General

      We may offer fractional interests in preferred stock, rather than full shares of preferred stock. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and the depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Withdrawal

      Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Conversion, Exchange and Redemption

      Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred stock underlying the depositary shares will be convertible or exchangeable into any other class or series of our capital stock.

      If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

Voting

      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

      The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.

Amendment and Termination of the Deposit Agreement

      We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. Any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective, however, unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities; or

•	there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

      The depositary will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF WARRANTS

      In this section we describe the general terms of warrants that we may offer. We may offer warrants for the purchase of senior notes, subordinated notes, preferred stock, depositary shares or common stock.

      We may issue warrants alone or together with other warrants or securities, and the warrants may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and one or more banks or trust companies, as warrant agents, as will be described in the prospectus supplement relating to the warrants being offered. The warrant agents will act solely as our agents in connection with the issuance and exercise of warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a warrant certificate or any owner of a beneficial interest in warrants. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. You should refer to the form of warrant agreement that will be filed with the SEC in connection with any particular offering of warrants.

      When we issue warrants, we will describe in a prospectus supplement:

(1) the aggregate amount of the warrants;

(2) the initial offering price of the warrants;

(3) the currencies in which the warrants are being offered;

(4) the designation, total number and terms of the securities that can be purchased upon exercise or that are underlying the securities that can be purchased upon exercise;

(5) whether the warrants are issued with a related security and, if applicable, the designation and terms of such related security and the number of warrants issued with such related security;

(6) the date, if any, on and after which the warrants and the related security will be separately transferable;

(7) the principal amount in the case of senior or subordinated notes, or the number of shares, in the case of common stock, preferred stock or depositary shares, that can be purchased if a holder exercises a warrant and the price at which and currencies in which such related security may be purchased upon exercise;

(8) the date on which the right to exercise the warrants begins and the date on which this right expires;

(9) the procedures for exercise and exchange of the warrants;

(10) whether the warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

(11) information with respect to book-entry procedures, if any;

(12) any material United States federal income tax, accounting or other considerations that apply to the warrants;

(13) the procedures for amending the warrants; and

(14) any other terms of the warrants.

      Until a warrant is exercised, the holder of the warrant will not have any of the rights of holders of the underlying securities.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

      The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. The specific terms of any stock purchase contracts or stock purchase units that we may offer will be described in a prospectus supplement.

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

      The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and notes, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      We describe in this section the general terms of the trust preferred securities that the trust may offer by this prospectus. We will describe in a prospectus supplement (i) the specific terms of the trust preferred securities and (ii) any general terms described in this section that will not apply to those trust preferred securities.

      The trust preferred securities will be issued under a trust agreement that will be amended and restated in its entirety before the trust issues trust preferred securities. The trust agreement will be qualified as an indenture under the Trust Indenture Act. Forms of an amended and restated trust agreement and trust preferred security certificate have been filed as an exhibit to the registration statement. We have summarized particular provisions of the trust agreement. Our discussion of the trust agreement is not complete; you should read the form of trust agreement and the form of trust preferred security certificate for a more complete understanding of the provisions we describe.

      The trust agreement of the trust authorizes the administrative trustees to issue on behalf of the trust one series of trust preferred securities and one series of common securities containing the terms described in a prospectus supplement. The proceeds from the sale of the trust preferred securities and common securities will be used by the trust to purchase a series of our junior subordinated notes, issued under our subordinated indenture. The terms of the trust preferred securities will substantially mirror the terms of the junior subordinated notes. The junior subordinated notes will be held in trust by J.P. Morgan Trust Company, National Association, as property trustee, for your benefit and for the benefit of the holder of the common securities.

      We will describe the specific terms relating to the trust preferred securities in the applicable prospectus supplement, including:

•	the name of the trust preferred securities;

•	the dollar amount and number of trust preferred securities issued;

•	the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s), the right, if any, of the trust to defer or extend a payment date and the record dates used to determine the holders who are to receive distributions;

•	whether distributions on trust preferred securities will be cumulative, and if so, the date from which distributions will be cumulative;

•	the obligation or the option of the trust to purchase or redeem trust preferred securities, if any, including the prices, time periods and other terms and conditions for which the trust preferred securities shall be purchased or redeemed;

•	the terms and conditions, if any, upon which the junior subordinated notes may be distributed to you by the trust;

•	whether the trust preferred securities will be convertible or exchangeable into common stock or other securities, and if so, the terms and conditions upon which the conversion or exchange will be effected;

•	the voting rights, if any, of the trust preferred securities in addition to those required by law;

•	the amount which will be paid out of the assets of the trust after the satisfaction of liabilities to creditors of the trust, if any, to the holders of trust preferred securities upon voluntary or involuntary dissolution of the trust;

•	any securities exchange on which the trust preferred securities may be listed;

•	whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

      The prospectus supplement will also describe certain United States federal income tax considerations applicable to the offering of trust preferred securities.

      We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Guarantee.”

      In connection with the issuance of trust preferred securities, the trust will issue one series of common securities having terms substantially identical to the terms of the trust preferred securities issued by the trust. The common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of the trust. Directly or indirectly, we will own all of the common securities of the trust.

DESCRIPTION OF GUARANTEE

General

      We will execute a guarantee, for your benefit at the same time that the trust issues the trust preferred securities. J.P. Morgan Trust Company, National Association, as the guarantee trustee, will hold the guarantee for your benefit.

      The guarantee will be qualified as an indenture under the Trust Indenture Act. The form of guarantee has been filed as an exhibit to the registration statement.

      This section summarizes the material terms and provisions of the guarantee. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. For additional information, read the form of guarantee. Capitalized terms used but not defined under “Description of Guarantee” have the meanings given to them in the guarantee.

      We will irrevocably agree to pay to you in full the Guarantee Payments (as defined below) as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment. The following payments will be subject to the guarantee, only to the extent that (1) they are not paid by the trust and (2) the trust has funds available to make the payments (“Guarantee Payments”):

•	any accrued and unpaid distributions required to be paid on the trust preferred securities;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to trust preferred securities called for redemption; or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with a distribution of corresponding junior subordinated notes to you or the redemption of all the related trust preferred securities), the lesser of:

(a) the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

(b) the amount of assets of the trust remaining available for distribution to you.

Status of Guarantee

      The guarantee will constitute our unsecured obligation and will rank:

•	equally with our most senior preferred stock issued after the date of this prospectus and with any guarantee entered into by us in respect of any preferred stock of any of our affiliates;

•	subordinate and junior in right of payment to all of our other liabilities; and

•	senior to our common stock.

      The guarantee will constitute a guarantee of payment and not of collection. Accordingly, you may sue us or pursue other remedies to enforce your rights under the guarantee, without first suing any other person or entity.

Amendments and Assignment

      Except with respect to any changes which do not adversely affect your rights in any material respect (in which case your consent will not be required), the guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default

      An event of default under the guarantee occurs if we fail to make any of our required payments or perform our obligations under the guarantee.

      The holders of at least a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

      You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

      We, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

      The guarantee trustee, other than during the occurrence and continuance of an event of default in the performance of the guarantee, will only perform the duties that are specifically described in the guarantee. After an event of default with respect to the guarantee, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Guarantee

      The guarantee will terminate once the trust preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated notes to you. The guarantee will continue to be effective or will be reinstated if at any time you are required to restore payment of any sums paid under the trust preferred securities or the guarantee.

Governing Law

      The guarantee will be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY ISSUANCE

      The Depository Trust Company, New York, New York (“DTC”), will act as securities depositary for the trust preferred securities, warrants, senior notes, the subordinated notes and the junior subordinated notes, unless otherwise referred to in the prospectus supplement relating to an offering of these securities. These securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global certificates may be issued for the securities, representing in the aggregate the total number or aggregate principal balance of securities, as applicable, respectively, and will be deposited with DTC.

      DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct Participants” include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

      Purchases of securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of a security within the DTC system (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased securities. Transfers of ownership interests in securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

      DTC has no knowledge of the actual Beneficial Owners of securities within the DTC system; DTC’s records reflect only the identity of the Direct Participants to whose accounts the securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. as the registered holder of securities within the DTC system. If less than all of the applicable securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

      Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant trustee, the trust or Visteon, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursements of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice to the relevant trustee and Visteon. In the event that a successor securities depositary is not obtained, definitive certificates representing the affected securities are required to be printed and delivered. Visteon, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Visteon believes to be accurate, but Visteon assumes no responsibility for the accuracy thereof. Visteon has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

      Visteon may sell its notes, common stock, preferred stock, depositary shares, warrants, stock purchase contracts or stock purchase units, and the trust may sell trust preferred securities, periodically as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

      In addition, Visteon may issue its securities as a dividend or distribution or in a subscription rights offering to its existing security holders. In some cases, Visteon or the trust, or dealers acting with or on behalf of Visteon or the trust, may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of these securities through any of these methods or other methods described in the applicable prospectus supplement.

      The securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      Visteon or the trust may solicit offers to purchase securities directly from the public from time to time. As one means of direct issuance of securities, Visteon or the trust may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities if so disclosed in the prospectus supplement.

      Visteon or the trust may also designate agents from time to time to solicit offers to purchase securities from the public. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers and will include information about any commissions that Visteon or the trust may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, as amended.

      From time to time, Visteon or the trust may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

      Visteon or the trust may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If Visteon or the trust sells securities to underwriters, then it may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from Visteon or the trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation that Visteon or the trust may pay to underwriters, and any discounts, concessions or commissions that underwriters may allow to participating dealers, in connection with an offering of securities.

      If Visteon offers securities in a subscription rights offering to its existing security holders, then it may enter into a standby underwriting agreement with dealers acting as standby underwriters. Visteon may pay the standby underwriters a commitment fee for the securities that they commit to purchase on a standby basis. If Visteon does not enter into a standby underwriting arrangement, then it may retain a dealer-manager to manage a subscription rights offering for it.

      Visteon or the trust may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions that Visteon or the trust may pay for soliciting the contracts.

      Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with Visteon or the trust, to indemnification by Visteon or the trust against certain liabilities, including liabilities under the Securities Act.

      In connection with an offering of securities, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater amount of the offered securities than they are required to purchase in the offering from Visteon or the trust, as the case may be. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional offered securities in the offering from Visteon or the trust. The underwriters may close out any covered short position by either exercising their option to purchase additional securities or by purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriters in the open market prior to the completion of the offering.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Visteon’s securities and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

      The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Visteon and its subsidiaries, including the trust, in the ordinary course of business.

      Underwriters are required to conduct any offering of trust preferred securities in accordance with Conduct Rule 2810 of the National Association of Securities Dealers, Inc.

Matters Relating to Initial Offering and Market-Making Resales

      Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. Visteon or the trust may not list any particular series of securities on a securities exchange or quotation system. Any underwriter may make a market in the securities. No underwriter that makes a market is obligated to do so, however, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

      Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

      In this prospectus, “offering” means the initial offering of securities made in connection with their original issuance and excludes any subsequent resales of securities in market-making transactions.

EXPERTS

      Our consolidated balance sheet as of December 31, 2001 and 2000 and our related consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31,

2001, incorporated by reference into this prospectus from our annual report on Form 10-K for the year ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report incorporated by reference, and have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP on those financial statements, given on their authority as experts in accounting and auditing.

LEGAL OPINIONS

      Foley & Lardner, Detroit, Michigan, will issue an opinion letter concerning the legality of the securities that Visteon is offering in this prospectus. Richards, Layton and Finger, P.A., Wilmington, Delaware, will issue an opinion letter concerning the legality of the securities that the trust is offering in this prospectus. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will issue an opinion letter as to certain legal matters for any underwriters, dealers or agents, unless we indicate otherwise in an applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP represents us from time to time in connection with legal matters.